Exhibit 10.1

FINANCING AGREEMENT

Financing Agreement, dated as of January 31, 2005, by and among Oglebay Norton Company, an Ohio corporation (the “Parent”), Erie Navigation Company, a Pennsylvania corporation (“Erie Navigation”), Erie Sand and Gravel Company, a Pennsylvania corporation (“Erie Sand and Gravel”), Erie Sand Steamship Co., a Delaware corporation (“Erie Steamship”), Global Stone Chemstone Corporation, a Delaware corporation (“GS Chemstone”), Global Stone Filler Products, Inc., a Delaware corporation (“GS Filler”), Global Stone James River, Inc., a Delaware corporation (“GS James River”), Global Stone PenRoc LP, a Pennsylvania limited partnership (“GS PenRoc”), Global Stone Portage, LLC, an Indiana limited partnership (“GS Portage”), Global Stone St. Clair Inc., a Delaware corporation (“GS St. Clair”), Global Stone Tenn Luttrell Company, a Delaware corporation (“GS Tenn Luttrell”), Michigan Limestone Operations, Inc., a Michigan corporation (“Michigan Limestone”), Mountfort Terminal, Ltd., a Pennsylvania corporation (“Mountfort”), Oglebay Norton Industrial Sands, Inc., a California corporation (“ON Industrial Sands”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“Marine Services”), Oglebay Norton Specialty Minerals, Inc., an Ohio corporation (“ON Specialty”), Oglebay Norton Terminals, Inc., an Ohio corporation (“ON Terminals”), Texas Mining, LP, a Delaware limited partnership (“Texas Mining” and together with the Parent, Erie Navigation, Erie Sand and Gravel, Erie Steamship, GS Chemstone, GS Filler, GS James River, GS PenRoc, GS Portage, GS St. Clair, GS Tenn Luttrell, Michigan Limestone, Mountfort, ON Industrial Sands, Marine Services, ON Specialty and ON Terminals, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the ”Lenders”), Silver Point Finance, LLC, a Delaware limited liability company (“Silver Point”), as collateral agent and syndication agent for the Lenders and as lead arranger (in such capacities, together with its successors and assigns in such capacities, if any, the ”Collateral Agent”), Wells Fargo Foothill, Inc., a California corporation (“Foothill”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), and JPMorgan Chase Bank and Bank of America, N.A., each as a documentation agent for the Lenders (in such capacity, together with their respective successors and assigns in such capacity, if any, each a “Documentation Agent” and collectively, the “Documentation Agents”).

RECITALS

WHEREAS, the Borrowers and the Guarantors commenced cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware ( the “Bankruptcy Court”), and the Borrowers and the Guarantors are emerging from bankruptcy pursuant to that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated July 30, 2004, filed by the Borrowers and the Guarantors with the Bankruptcy Court in the Chapter 11 Cases (the “Plan of Reorganization”, a copy of which is attached hereto as Exhibit F-2); and

WHEREAS, the Borrowers and the Guarantors have asked the Lenders to make loans and advances to the Borrowers consisting of (a) a term loan A facility in an aggregate principal amount of $105,000,000, (b) a term loan B facility in an aggregate principal amount of $150,000,000, and (c) a revolving credit facility in an aggregate principal amount not to exceed $55,000,000 at any time outstanding (which amount shall be increased to $65,000,000 from March 1, 2005 through September 30, 2005), which revolving credit facility will include a letter of credit subfacility for the issuance of letters of credit. The Lenders have severally, and not jointly, agreed to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account.

“Account” means an “account” (as such term is defined in Article 9 of the Uniform Commercial Code), and any and all supporting obligations in respect thereof.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Loan Party or assumed in connection with a Permitted Acquisition of assets or Capital Stock of such Person, which Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition.

“Acquisition” means (a) any Stock Acquisition or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 13.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 13.21.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 8.01(n).

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 11.08(a).

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Prepayment Premium” means, as of any date of determination, (i) with respect to Revolving Loans, an amount equal to (a) during the period of time from and after the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 3.0% times the amount of the reduction in the Total Revolving Credit Commitment, (b) during the period of time from and after the date that is the second anniversary of the Effective Date up to the date that is the third anniversary of the Effective Date, 2.0% times the amount of the reduction in the Total Revolving Credit Commitment, and (c) during the period of time from and after the date that is the third anniversary of the Effective Date up to the date that is the fourth anniversary of the Effective Date, 1.0% times the amount of the reduction in the Total Revolving Credit Commitment, (ii) with respect to the Term Loan A, an amount equal to (a) during the period of time from and after the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 3.0% times the portion of the Term Loan A that is prepaid, (b) during the period of time from and after the date that is the second anniversary of the Effective Date up to the date that is the third anniversary of the Effective Date, 2.0% times the portion of the Term Loan A that is prepaid, and (c) during the period of time from and after the date that is the third anniversary of the Effective Date up to the date that is the fourth anniversary of the Effective Date, 1.0% times the portion of the Term Loan A that is prepaid, and (iii) with respect to the Term Loan B, an amount equal to (a) during the period of time from and after the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 6.0% times the portion of the Term Loan B that is prepaid, (b) during the period of time from and after the date that is the second anniversary of the Effective Date up to the date that is the third anniversary of the Effective Date, 5.0% times the portion of the Term Loan B that is prepaid, (c) during the period of time from and after the date that is the third anniversary of the Effective Date up to the date that is the fourth anniversary of the Effective Date, 4.0% times the portion of the Term Loan B that is prepaid, and (d) during the period of time from and after the date that is the fourth anniversary of the Effective Date up to the Maturity Date, 2.0% times the portion of the Term Loan B that is prepaid.

“As-Extracted Collateral” means any “as-extracted collateral,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party or in which any Loan Party now has or hereafter acquires any rights and wherever located.

“Asset Acquisition” means any purchase or other acquisition by a Borrower of all or substantially all of the assets of any other Person or any line of business or division of such Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 13.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Collateral Agent.

“Assignment of Pool Agreement” means a collateral assignment executed by a Loan Party in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, pursuant to which such Loan Party assigns its rights under the Pool Agreement, in form and substance satisfactory to each Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer or general counsel of such Person.

“Availability” means, at any time, an amount equal to (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment, minus (ii) such reserves (without duplication of any other reserves instituted pursuant to this Agreement) as the Administrative Agent may impose in the exercise of its Permitted Discretion, provided that, the Administrative Agent shall provide prompt subsequent notice after imposing any such reserves, provided further that, the failure to timely provide such notice shall not affect the validity of the imposition of such reserve.

“Banking Services” means each and any of the following bank services provided by any Agent or any Lender or any of their respective Affiliates: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Benefit Plan” has the meaning specified therefor in Section 7.01(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Book Value” means, with respect to any Inventory of any Person, the lower of (i) ”first-in, first-out” value (as reflected in the general ledger of such Person after customary reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP.

“Borrowers” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, at any time, the sum of (i) 85% of the value of the Net Amount of Eligible Accounts not subject to the Pool Agreement at such time, plus, during a Seasonal Pool Accounts Period, 60% of the value of the Net Amount of Eligible Accounts subject to the Pool Agreement at such time, less the amount, if any, of the Dilution Reserve plus (ii) the least of (A) 65% of the Book Value of the Eligible Inventory at such time, (B) 85% of the Net Orderly Liquidation Percentage times the Book Value of the Eligible Inventory at such time, and (C) $25,000,000.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 8.01(a)(vi), substantially in the form of Exhibit C.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period; provided, that the term “Capital Expenditure” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets or the purchase of any other assets used or useful in the business of such Person (i) to the extent permitted by this Agreement to be financed from insurance proceeds paid on account of the loss of or damage to the assets of any such Person or its Subsidiaries, (ii) to the extent permitted by this Agreement to be financed with the proceeds of asset sales, or (iii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets of any such Person or its Subsidiaries, and (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Accounts” means those bank accounts of each Loan Party identified as such on Schedule 7.01(u), and any other bank accounts designated as such from time to time by Administrative Borrower with the prior written consent of the Administrative Agent.

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, each of which is among the applicable Loan Party, the Administrative Agent and one of the Cash Management Banks.

“Cash Management Bank” means each bank listed on Schedule 7.01(u) at which a Cash Management Account is maintained.

“Change of Control” means each occurrence after the Effective Date of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting power and economic rights of the Capital Stock of the Parent;

(b) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 100% of the aggregate voting power and economic rights of the Capital Stock of each other Loan Party (except for Dispositions permitted pursuant to Section 8.02(c) of this Agreement), free and clear of all Liens (other than any Liens granted under the Loan Documents and Permitted Liens); or

(c) (i) any Loan Party consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person other than another Loan Party, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Capital Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership, directly or indirectly, of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Chapter 11 Cases” has the meaning specified therefor in the recitals hereto.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties.

“Concentration Account” means Account Number 359681132783 maintained by the Loan Parties at KeyBank National Association or such other bank account(s) as the Administrative Borrower (with the prior written consent of the Administrative Agent) may designate from time to time, into which cash received in the Cash Management Accounts is wired as provided in Section 9.01.

“Concentration Account Agreement” means a control agreement among any Loan Party, the Concentration Account Bank and the Administrative Agent, in form and substance satisfactory to the Collateral Agent and the Administrative Agent, applicable to the Concentration Account.

“Concentration Account Bank” means KeyBank National Association, or such other Person or Persons as the Administrative Borrower (with the prior written consent of the Administrative Agent) may designate from time to time.

“Confirmation Order” means the order of the Bankruptcy Court with respect to the Borrowers and the Guarantors, confirming the Plan of Reorganization, entered November 17, 2004 by the Bankruptcy Court in the Chapter 11 Cases, substantially in the form of Exhibit F-1 hereto, as the same may be amended, modified or supplemented from time to time with the express written consent of the Agents, the Required Lenders and the Borrowers.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum of (a) the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination thereof (without duplication) (i) (A) any extraordinary or non-recurring non-cash gains or non-cash losses, (B) any extraordinary or non-recurring cash gains in an aggregate amount not to exceed $4,000,000, (C) any extraordinary or non-recurring cash losses in an aggregate amount not to exceed $2,000,000, or (D) gains or losses from Dispositions, (ii) non-cash restructuring charges and cash restructuring charges related to professional and advisory fees in connection with the Chapter 11 Cases, the transactions contemplated by this Agreement, the Plan of Reorganization and the Confirmation Order, and (iii) effects of discontinued operations and (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period to the extent deducted in clause (a) above with respect to such Person and its Subsidiaries for such period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash depletion, (vi) non-cash accretion, (vii) non-cash expenses arising from the grant of stock options and other management compensation, and (viii) non-cash charges arising solely from the implementation of fresh start accounting by the Parent and its Subsidiaries in connection with their emergence from the Chapter 11 Cases, in the case of clauses (b)(i) through (b)(viii) above, as determined on a consolidated basis.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) customary indemnification obligations which are (I) provided in the ordinary course to the directors, officers, employees, agents, independent contractors or service providers of the Parent or any of its Subsidiaries or (II) in connection with the sale or disposition of property, and (y) any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto, as determined by such Person in good faith.

“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, duly executed by each Borrower, substantially in the form of Exhibit D.

“Current Value” has the meaning specified therefor in Section 8.01(n).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Designated Borrower” means the Borrowers other than Erie Navigation and Erie Steamship.

“Designated Entity” has the meaning specified therefor in Section 11.11.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve-month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) the Loan Parties’ gross billings during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Disbursement Letter” means a disbursement of proceeds letter, dated on or about the Effective Date, among the Agents, the Lenders, the Existing DIP Agents, the Existing DIP Lenders and the Loan Parties, in form and substance satisfactory to the Agents.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any (a) sales of Inventory in the ordinary course of business on ordinary business terms and (b) exchanges of Permitted Investments for other Permitted Investments.

“Documentation Agent” has the meaning specified therefor in the preamble hereto.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“EBITDA Excess Amount” has the meaning specified therefor in Section 8.02(g).

“Effective Date” has the meaning specified therefor in Section 6.01.

“Eligible Accounts” means the Accounts of a Designated Borrower which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its Permitted Discretion. In general, an Account may be deemed to be eligible if: (i) no return, rejection, repossession or dispute has occurred with respect to such Account, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account, and there has not occurred any extension of the time for payment with respect to such Account beyond 30 days (subject to clause (iv) below) without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account, the portion of such Account not subject to such dispute, setoff, defense or counterclaim will not, in the Administrative Agent’s Permitted Discretion, be ineligible solely by reason of this clause (i); (ii) such Account is lawfully owned by a Designated Borrower free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Designated Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (iii) such Account is unconditionally payable in Dollars within 90 days from the original invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; (iv) no more than 60 days have elapsed from the original invoice due date and no more than 90 days have elapsed from the original invoice date with respect to such Account; (v) such Account is not due from an Affiliate of a Loan Party; (vi) such Account does not arise from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer with any Loan Party and otherwise does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (vii) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account is located in the United States or Canada (subject to clause (xx) below), unless (A) such Account is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent, (B) the original of such letter of credit has been delivered to the Administrative Agent and (C) the proceeds of such letter of credit have been assigned to the Administrative Agent, for the benefit of the Agents and the Lenders, or naming the Administrative Agent, for the benefit of the Agents and the Lenders, as transferee beneficiary thereunder; (viii) the Account Debtor with respect to such Account is not also a supplier to or creditor of a Loan Party, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent; (ix) not more than 50% of the aggregate amount of all Accounts of the Account Debtor with respect to such Account have remained unpaid 60 days past the original invoice due date or 90 days past the original invoice date or are otherwise not Eligible Accounts; (x) such Account is not a pre-petition Account from an Account Debtor that (A) has filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (C) has had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; (xi) such Accounts are not subject to collection by an outside claims processor; (xii) the otherwise Eligible Accounts of any Account Debtor and its Affiliates do not exceed 10% of all Eligible Accounts, provided, that such percentage as applied to a particular Account Debtor and its Affiliates are subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates in any material respect and provided, further that, the Administrative Agent in its Permitted Discretion may increase such percentage for up to two Account Debtors at any time in a percentage for each such Account Debtor not to exceed 15%, it being acknowledged that, notwithstanding the foregoing, with respect to Accounts subject to the Pool Agreement in accordance with subclause (xvii) below, such percentage shall not exceed (A) 15% for the period of March 15 through May 31 of each year, (B) 20% for the period of June 1 through August 31 of each year and (C) 15% for the period of September 1 through September 30 of each year; (xiii) such Account does not arise in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; (xiv) such Account is not from an Account Debtor that is located in a state or jurisdiction (e.g. New Jersey, Minnesota and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Designated Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Designated Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any inability to access such courts to enforce payment of such Account; (xv) such Accounts arise from the sale of goods or the performance of services by a Designated Borrower in the ordinary course of its business and with respect to which (A) the goods giving rise to such Accounts have been shipped and billed to the Account Debtor or (B) the services giving rise to such Account have been performed and billed to the Account Debtor; (xvi) such Accounts do not represent a right to receive progress payments and other advance billings that are due prior to the completion of performance by the applicable Designated Borrower of the subject contract for goods or services; (xvii) if such Accounts are subject to the Pool Agreement, the Administrative Agent shall have received an executed Assignment of Pool Agreement, such Assignment of Pool Agreement shall be in full force and effect, and in no event shall the amount of Accounts subject to the Pool Agreement included in Eligible Accounts exceed $10,000,000; (xviii) Accounts that are not otherwise unacceptable to the Administrative Agent in its Permitted Discretion; (xix) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its Permitted Discretion, that the prospect of collection of such Account is not impaired by reason of such Account Debtor’s financial condition; and (xx) such Accounts are payable in Dollars. Accounts that are purchased in connection with a Permitted Acquisition or Accounts owned by a Person that is acquired in connection with a Permitted Acquisition shall not be deemed Eligible

Accounts until Administrative Agent has conducted and is satisfied in its Permitted Discretion with the results of a review and audit of such Accounts. Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to any of the Designated Borrowers.

“Eligible Inventory” means all finished goods, work-in-process and raw materials constituting As-Extracted Collateral of a Designated Borrower that meets all of the following specifications, provided that such specifications may be fixed and revised from time to time by the Administrative Agent in the exercise of its Permitted Discretion, provided further that, Administrative Agent shall provide Administrative Borrower with prompt subsequent notice of any change to such specifications (it being understood that the failure to provide such notice in a timely manner shall have no affect on whether any such Inventory shall constitute Eligible Inventory): (i) such Inventory is lawfully owned by a Designated Borrower free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by a Designated Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold; (iii) a Designated Borrower has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of a Designated Borrower and does not represent damaged, obsolete or unsaleable goods; (v) no Account or document of title has been created or issued with respect to such Inventory; (vi) such Inventory is located in one of the locations in one of the continental United States that is either (A) owned by a Designated Borrower or (B) listed on Schedule 7.01(bb) or such other locations in the continental United States as the Agents may approve in writing from time to time and in the case of this subclause (B), either (I) (x) it is subject to a landlord waiver or collateral access agreement, each in form and substance satisfactory to the Agents, executed by the lessor, or other third party, as the case may be, and (y) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises or (II) the Administrative Agent has established a rent reserve in an amount satisfactory to the Administrative Agent with respect to such location; (vii) such Inventory does not consist of goods returned or rejected by a Loan Party’s customers (other than goods that are undamaged and resaleable in the normal course of business); (viii) such Inventory is not in-transit (except between locations specified on Schedule 7.01(bb)); (ix) such Inventory does not consist of goods that are slow moving, work-in-process, supplies or goods that constitute spare parts, packaging and shipping materials, bill and hold goods or defective goods; (x) such Inventory does not consist of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; (xi) such Inventory is covered by casualty insurance reasonably acceptable to the Administrative Agent; (xii) such Inventory is not excess, obsolete, shopworn, seconds, damaged or unfit for sale; (xiii) such Inventory is located at a site with an aggregate Book Value of Eligible Inventory in excess of $100,000 at such site; (xiv) such Inventory is of a type held for sale in the ordinary course of business of the Designated Borrower; and (xv) if such Inventory was previously included in Eligible Inventory, such Inventory is not otherwise unacceptable to the Administrative Agent in the exercise of its Permitted Discretion as a result of a change in the nature or quality of such Inventory, including the results of any audit or appraisal, provided that, in the case of this clause (xv), the Administrative Agent shall provide the Administrative Borrower with prompt subsequent notice if any such Inventory becomes unacceptable to the Administrative Agent in the exercise of its Permitted Discretion (it being understood that the failure to provide such notice in a timely manner shall have no affect on whether any such Inventory shall constitute Eligible Inventory).

Inventory that is purchased in connection with Permitted Acquisition or Inventory owned by a Person that is acquired in connection with a Permitted Acquisition shall not be deemed Eligible Inventory until Administrative Agent has conducted and is satisfied in its Permitted Discretion with the results of a review, audit, inspection and appraisal of such Inventory.

“Eligible Vessels” means each of the Vessels other than the Vessels known as “David Z. Norton” and “Wolverine”.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates or was contributed to or was required to be contributed to by a Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any corporate predecessor; or (ii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any corporate predecessor.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., as amended; the Federal Mine Safety & Health Act of 1977 (“MSHA”), 30 U.S.C. 801 et seq., as amended; Toxic Substances Control Act (“TSCA”), 15 U.S.C. 2601 et seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., as amended; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. 136-136y et seq., as amended; the Emergency Planning and Community Right-to-Know Act of 1986 (Title III of SARA or “EPCRA”); 42 U.S.C. 11001, et seq., as amended, and any other foreign, federal, state, local or municipal laws, statutes, regulations, guidance documents, rules having the force of law or ordinances imposing liability or establishing standards of conduct for the Release or Handling of Hazardous Materials and the protection of the health, safety and the environment.

“Environmental Liabilities and Costs” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action brought by any Governmental Authority, Person or any third party which relate to any violations of Environmental Laws, Handling of Hazardous Materials, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or a corporate predecessor, or (ii) any facility that received Hazardous Materials that were generated or Handled by any Loan Party or any of its Subsidiaries or a corporate predecessor.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Permits” means any permits, licenses, certificates, exemptions, authorizations, registrations or approvals required by any Governmental Authority or under Environmental Laws.

“Equipment” means all of each Loan Party’s now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Erie Navigation” has the meaning specified therefore in the preamble hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 10.01.

“Excess Amount” has the meaning specified therefor in Section 8.02(g).

“Excess Availability” means, at any time, the difference between (i) Availability and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, and (B) the then outstanding Letter of Credit Obligations.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated EBITDA of such Person and its Subsidiaries, for such period, less (ii) the sum of (A) all scheduled, voluntary and mandatory cash principal payments on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (B) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (C) in the case of the Parent, dividends paid by the Parent in cash on the Preferred Stock during such period, to the extent permitted to be paid under this Agreement, (D)

in the case of the Parent, the MLO Payments, (E) income tax expense of such Person and its Subsidiaries to the extent paid in cash during such period, and (F) interest expense of such Person and its Subsidiaries to the extent paid in cash during such period, plus (iii) foreign, United States, state or local tax refunds received by such Person or any of its Subsidiaries during such period.

“Excess Cash Flow Payment” has the meaning specified therefor in Section 2.05(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Proceeds” means the Net Cash Proceeds received by any Loan Party or any of its Subsidiaries arising from the sale or issuance by the Parent of any shares of its Capital Stock that are not required to be used to prepay the Loans pursuant to Section 2.05(c)(vi)(B).

“Existing DIP Agents” means Foothill, in its capacity as the administrative agent to the Existing DIP Lenders, and Silver Point, in its capacity as the collateral agent, syndication agent and lead arranger to the Existing DIP Lenders.

“Existing DIP Credit Agreement” means the Financing Agreement, dated as of July 13, 2004, among the Existing DIP Loan Parties, the Existing DIP Lenders, the Existing DIP Agents, and JPMorgan Chase Bank and Bank of America, N.A., in their capacities as documentation agents to the Existing DIP Lenders, as the same has been amended prior to the date hereof.

“Existing DIP Credit Facility” means the facility provided pursuant to the Existing DIP Credit Agreement.

“Existing DIP Lenders” means the lenders party to the Existing DIP Credit Agreement.

“Existing DIP Loan Parties” means the borrowers and guarantors party to the Existing DIP Credit Agreement.

“Existing Letters of Credit” has the meaning specified therefor in Section 3.03(d).

“Extraordinary Receipts” means any cash received by the Borrowers or any of their Subsidiaries outside of the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(v)), including, without limitation, (i) pension plan reversions, (ii) proceeds of insurance but excluding insurance proceeds (A) designated for payments of claims and defense costs arising from personal injury claims, (B) received from run-off estates or (C) received in exchange for policy limits for the purpose of providing liquidation, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement, provided that the term “Extraordinary Receipts” shall not include (x) foreign, United States, state or local tax refunds and (y) any cash received by the Borrowers or any of their Subsidiaries outside of the ordinary course of business with respect to which such Person has a corresponding bona-fide obligation to pay such cash to a non-affiliated Person.

“Facility” means each parcel of real property identified as a “Facility” on Schedule 7.01(o) that is owned or leased by a Loan Party on the Effective Date, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, and all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of the Effective Date, addressed to the Collateral Agent and the Administrative Agent.

“Financial Statements” means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the eleven-month period ended November 30, 2004, and the related consolidated statement of operations and cash flow for the period then ended.

“First Preferred Ship Mortgages” means the first preferred ship mortgages, in form and substance reasonably satisfactory to the Agents, executed and delivered by a Borrower to the Collateral Agent with respect to each of the Eligible Vessels.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (B) interest expense paid or payable in cash by such Person and its Subsidiaries for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party) during such period, plus (E) MLO Payments made by such Person and its Subsidiaries during such period. In determining the Fixed Charge Coverage Ratio for a particular period pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and

(2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period.

“Foothill” has the meaning specified therefor in the preamble hereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a basis consistent with that used by the Borrowers in the Financial Statements, provided that for the purpose of Section 8.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements.

“Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government applicable to the assets or operations of any Loan Party.

“Guaranteed Obligations” has the meaning specified therefor in Section 12.01.

“Guarantor” means (i) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 8.01(b)or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XII hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Agents and the Lenders pursuant to Section 8.01(b) or otherwise.

“Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, any Hazardous Materials.

“Hazardous Material” means (a) any element, compound or chemical that is defined or regulated as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or hazardous waste or special waste under Environmental Laws or which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos containing materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services, including earn-outs (other than (x) trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 60 days past the original due date, and (y) up to $2,500,000 of trade payables or other accounts payable incurred in the ordinary course of such Person’s business and outstanding for more than 60 days past the original due date (including such amounts in dispute)); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) the principal portion of all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all net obligations and liabilities, calculated in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable for such Indebtedness.

“Indemnified Matters” has the meaning specified therefor in Section 13.15.

“Indemnitees” has the meaning specified therefor in Section 13.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Obligations” has the meaning specified therefor in Section 12.06.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending one, two or three months thereafter, in each case as selected by the Administrative Borrower in the applicable notice given to the Administrative Agent pursuant to

Sections 2.02 or 2.11 hereof, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period for any LIBOR Rate Loan shall end after the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, (or any successor statute thereto) and the regulations thereunder.

“Inventory” means “inventory” (as such term is defined in Article 9 of the Uniform Commercial Code).

“L/C Issuer” means Wells Fargo, or such other bank as the Administrative Agent may select in its sole and absolute discretion after consulting with the Administrative Borrower.

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $20,000,000.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” and “Lenders” have the respective meanings specified therefor in the preamble hereto.

“Letter of Credit Accommodations” has the meaning specified therefor in Section 3.01(a) .

“Letter of Credit Application” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Collateral Account” means a deposit account (which may be non-interest bearing and may contain funds of the Administrative Agent) with a bank acceptable to the Administrative Agent, which account shall be under the sole dominion and control of the Collateral Agent or the Administrative Agent and subject to a perfected, first priority security interest in favor of the Collateral Agent or the Administrative Agent, for the benefit of the Agents and the Lenders.

“Letter of Credit Fees” have the meaning specified therefor in Section 3.03(b)(i).

“Letter of Credit Guaranty” means one or more guaranties, indemnities, participations or arrangements by the Administrative Agent in favor of the L/C Issuer pursuant to which the Administrative Agent guarantees or otherwise is liable for the Borrowers’ obligations to the L/C Issuer or guarantees or relates to the Borrowers’ obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other document in respect of any Letter of Credit Accommodation.

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) all amounts for which the

Administrative Agent may be liable with respect to Letter of Credit Accommodations outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR” means the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing Bloomberg Reporting Service or, if Bloomberg Reporting Service is unavailable, such other electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by the Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means a Loan bearing interest calculated based upon the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.02, and includes, without limitation, the Revolving Loans, the Term Loan A and the Term Loan B.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers, and may include sub-accounts for each of the Revolving Loans, the Term Loan A and the Term Loan B.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, the Contribution Agreement, any First Preferred Ship Mortgage, any Second Preferred Ship Mortgage, any Cash Management Agreement, any Concentration Account Agreement, the Fee Letter, the Disbursement Letter, any promissory notes made by the Borrowers in favor of any Lender, any Letter of Credit Application and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Local Bank Accounts” means each bank account of each Loan Party identified under the heading “Local Bank Account” on Schedule 7.01(u) hereto.

“Management Stock Plan” means the 2005 Management Stock Plan of the Parent, implemented as of the effective date of the Plan of Reorganization.

“Marine Services” has the meaning specified therefor in the preamble hereto.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral with an aggregate fair market value in excess of $1,000,000.

“Material Contract” means, (i) with respect to any Loan Party, (A) each contract or agreement to which such Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $5,000,000 or more in any calendar year (other than purchase orders in the ordinary course of the business of such Loan Party and other than contracts that by their terms may be terminated by such Loan Party in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (B) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of the Loan Parties taken as a whole, provided that the term “Material Contract” shall not include any Benefit Plan.

“Maturity Date” means January 31, 2010 or such earlier date on which all Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Mica Business” means the Loan Parties’ mica mining and processing business.

“MLO Amendment” means the Amendment No. 1 to the MLO Contract, dated on or about the date hereof, by and among the Parent, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations, Inc.

“MLO Contract” means the Interest Purchase Agreement, dated as of April 14, 2000, by and among the Parent and Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as the same may have been amended or modified on or prior to the Effective Date, and as amended by the MLO Amendment and as further amended or otherwise modified in accordance with the terms hereof.

“MLO Guaranty” means the Guaranty, dated on or about the date hereof, made by certain Subsidiaries of the Parent in favor of Johnson Mining Inc., The Cary Mining Company Inc. and Michigan Minerals Associates, Inc. and executed in connection with the MLO Contract.

“MLO Payments” means earn-out payments made pursuant to the MLO Contract, as in effect on the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Agents, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 6.02(e), Section 6.01(e)(iii), Section 8.01(b), Section 8.01(n) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Amount of Eligible Accounts” means the aggregate unpaid invoice amount of Eligible Accounts less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 8.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid or reasonably expected to be paid in connection with such Disposition (after taking into account any tax credits or deductions directly arising from or as a result of such Disposition and any tax sharing arrangements), and (E) any reserves for adjustments in respect of the sale price of such assets and for future liabilities established in accordance with GAAP and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in the case of each of clauses (i) and (ii) above, to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Orderly Liquidation Percentage” means the percentage of the Book Value of the Designated Borrowers’ Eligible Inventory that is estimated to be recoverable by the Administrative Agent in an orderly liquidation of such Eligible Inventory, net of all of the expenses of such liquidation, such percentage to be as determined from time to time by a qualified appraisal company selected by the Administrative Agent in its reasonable credit judgment.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 10.01, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letter of Credit Accommodations, or any other document made, delivered or given in connection herewith or therewith. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), the Applicable Prepayment Premium, charges, reasonable expenses, fees (including any fees that, but for the provisions of the Bankruptcy Code, would have accrued), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may, in accordance with the terms of this Agreement, elect to pay or advance on behalf of such Person and (c) all Banking Services Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Overadvance” has the meaning specified therefor in Section 2.05(c)(i).

“Paid in Full” means (i) the Total Commitments shall have been terminated, (ii) all principal of the Loans, interest thereon and all other Obligations shall have been paid in full in cash (other than contingent obligations or indemnification obligations for which no claim has been asserted) (and specifically including interest, fees and expenses accrued after, or which would be accrued but for, the commencement of any Insolvency Proceeding), and (iii) the Administrative Agent shall have received cash collateral (or, at the Administrative Agent’s option, a letter of credit issued for the account of the Borrowers and at the Borrowers’ expense in form and substance reasonably satisfactory to the Administrative Agent, by an issuer reasonably acceptable to the Administrative Agent and payable to the Administrative Agent as beneficiary) in such amounts as the Administrative Agent determines are reasonably necessary to secure the Administrative Agent and the Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with outstanding Letter of Credit Accommodations and checks, remittances or other similar payments provisionally credited to the Obligations and/or as to which the Administrative Agent or any Lender has not yet received final payment in full and in cash, whether or not any of the foregoing would be or is allowed or disallowed in whole or in party in any Insolvency Proceeding. All Letter of Credit Accommodations shall be cash collateralized (or supported by a letter of credit as described in the preceding sentence) by an amount equal to one hundred five percent (105%) of the face amount of the Letter of Credit Accommodations then existing.

“Participant Register” has the meaning specified therefor in Section 13.07(b)(v).

“Payment Office” means the Administrative Agent’s office located at One Boston Place, Suite 1800, Boston, Massachusetts 02108, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the other Agents and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means an Acquisition consummated by a Borrower, provided that each of the following conditions are satisfied:

(a) no Default or Event of Default shall exist immediately prior to or shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) (i) the assets being acquired are useful in the business of the Borrowers and are located within the United States or, subject to Section 8.02(w), Canada and/or Mexico, or (ii) the Person whose Capital Stock is being acquired is engaged in the same line of business of the Borrowers and is organized within the United States, as applicable;

(c) the Parent has provided the Agents with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of the Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Parent and the Agents), the Parent and its Subsidiaries would have been in compliance with the financial covenants set forth in Section 8.03 hereof for the 12 months ending as of the fiscal quarter of Parent ended immediately prior to the proposed date of consummation of such proposed Acquisition for which there are available financial statements;

(d) in the case of an Asset Acquisition, the assets are being acquired by a Borrower, and the applicable Borrower shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by the Collateral Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents;

(e) in the case of a Stock Acquisition, (i) the Capital Stock is being acquired in such Acquisition directly by a Borrower, (ii) the relevant Borrower shall have executed and delivered a pledge agreement with respect to the Capital Stock being acquired and shall have delivered to the Collateral Agent possession of the original Capital Stock certificates representing all of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and (iii) the relevant Borrower shall have caused such acquired Person to execute and deliver a joinder to either this Agreement as a Borrower or a Guarantor and/or a Guaranty (in the sole discretion of Collateral Agent) in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by any Agent in order to cause such acquired Person to be obligated with respect to the Obligations and to include the assets of the acquired Person within the collateral hypothecated under the Loan Documents;

(f) any Indebtedness or Liens assumed in connection with such Acquisition constitute Permitted Indebtedness or Permitted Liens, respectively, and (i) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Parent and its Subsidiaries after giving effect to such Acquisition, and (ii) if any property is subject to any Lien that is not a Permitted Lien, then concurrently with such Acquisition such Lien shall be released;

(g) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Parent or any of its Subsidiaries;

(h) the Parent shall have delivered (i) projections for the Person whose Capital Stock or assets are proposed to be acquired, and (ii) updated pro forma Projections for the Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 8.03 hereof for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to the Agents;

(i) Borrowers shall have Excess Availability that equals or exceeds $10,000,000, both immediately prior to and immediately after giving effect to such Acquisition;

(j) the Collateral Agent shall be satisfied that all actions necessary to perfect Collateral Agent’s Liens in the assets or Capital Stock being purchased in connection with such Acquisition have been taken;

(k) the Parent shall have provided each Agent with prior written notice (which notice shall not be less than 15 days prior to the closing date of such Acquisition and which notice shall include, without limitation, a reasonably detailed description of such Acquisition) of such Acquisition, together with copies of all financial information, financial analysis, documentation and other information and documentation relating to such acquisition as any Agent shall reasonably request;

(l) on or prior to the date of such Acquisition, each Agent shall have received copies of the acquisition agreement, related contracts and instruments and all opinions, certificates, lien search results and other documents reasonably requested by any Agent, which shall be reasonably satisfactory to each Agent;

(m) prior to or concurrently with the closing of such Acquisition, an Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Parent shall have delivered to each Agent a certificate as to each of the items set for in the foregoing clauses (a), (b), (c), (h), and (i); and

(n) the Purchase Price for all Permitted Acquisitions shall not exceed $15,000,000 in the aggregate.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Dispositions” means the asset sales described on Schedule 8.02(c).

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and/or the other Loan Documents;

(b) any Indebtedness set forth on Schedule 8.02(b) and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) after giving effect to such extension, refinancing or modification, the principal amount of, and the rate of interest applicable to, such Indebtedness is not greater than the principal amount of, and the rate of interest applicable to, the Indebtedness outstanding immediately prior to such extension, refinancing or modification, (ii) such extension, refinancing or modification is otherwise pursuant to terms (other than immaterial terms) that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified, and (iii) the obligors obligated under such Indebtedness were obligated under the Indebtedness being extended, refinanced or modified;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into after the Effective Date in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 8.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $15,000,000 at any time outstanding;

(d) Indebtedness secured by a Lien permitted by clause (e) of the definition of “Permitted Liens”;

(e) Indebtedness permitted under Section 8.02(e);

(f) Indebtedness of any Loan Party to another Loan Party;

(g) unsecured Indebtedness under any Hedging Agreement of any Loan Party entered into in the ordinary course of business and not for speculative purposes;

(h) Indebtedness of any Loan Party in connection with the financing of insurance premiums incurred in the ordinary course of business;

(i) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount outstanding at any time not exceeding $1,000,000;

(j) Indebtedness of any Loan Party pursuant to its obligations under the MLO Contract;

(k) Indebtedness arising under the Vessel Term Loan;

(l) Indebtedness (excluding Indebtedness for borrowed money) not to exceed $1,000,000 in the aggregate outstanding at any time incurred in connection with the maintenance of deposit accounts with, and the provision of cash management services by, KeyBank National Association in the ordinary course of business;

(m) (i) Indebtedness in respect of performance and surety bonds incurred in the ordinary course of business and consistent with past practice to the extent such Indebtedness is fully supported by a Letter of Credit Accommodation, and (ii) in addition to that provided in subclause (i) of this clause (m), Indebtedness not to exceed $3,000,000 in the aggregate outstanding at any time in respect of performance and surety bonds incurred in the ordinary course of business and consistent with past practice; and

(n) Acquired Indebtedness incurred in connection with Permitted Acquisitions in an aggregate principal amount for all Permitted Acquisitions not to exceed $10,000,000.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 8.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens existing on the Effective Date, (i) as described on Schedule 8.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby and (ii) securing indebtedness in an amount not in excess of $1,000,000 in the aggregate;

(e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries after the Effective Date in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety, appeal or reclamation bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) obligations to any utility company or other Person in a similar line of business made in the ordinary course of business and securing obligations not past due;

(g) (i) easements, zoning restrictions and similar encumbrances on real property, irregularities in the title thereto and other matters of record or revealed in the commitments for title insurance provided to the Collateral Agent or its counsel prior to the

Effective Date, so long as the foregoing do not (x) secure obligations for the payment of money or (y) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business, (ii) Liens of landlords arising under real property leases of any Loan Party or any of its Subsidiaries to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money, or (iii) with respect to Leases where any Loan Party or any of its Subsidiaries is a tenant, any Liens on the landlords’ interests in the real property or such Leases;

(h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i) Liens securing Acquired Indebtedness that is permitted pursuant to clause (n) of the definition of Permitted Indebtedness so long as such Liens attach only to the property so acquired and do not extend to or cover any other property of any Loan Party or any of its Subsidiaries;

(j) Liens on the Vessels known as “David Z. Norton” and “Wolverine” in order to secure the Indebtedness arising under the Vessel Term Loan;

(k) Liens on unearned insurance premiums and returned insurance premiums securing the Indebtedness incurred in connection with the financing of insurance premiums permitted by clause (h) of the definition of “Permitted Indebtedness;

(l) Intentionally Omitted;

(m) Liens in favor of KeyBank National Association on the investments permitted under Section 8.02(e)(xi), provided that such Liens are on investments in an aggregate principal amount (and excluding any accretion in value or interest) not exceeding $1,000,000 at any time outstanding; and

(n) the filing of UCC financing statements in connection with the sale by a Loan Party of Accounts permitted to be sold under this Agreement, which financing statements name the purchaser of such Accounts as the secured party.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Plan of Reorganization” has the meaning specified therefor in the recitals hereto.

“Pledge Agreement” means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit G, securing the Obligations and delivered to the Collateral Agent.

“Pool Agreement” means the Pool Agreement, dated as of January 3, 2002, and amended and restated on April 1, 2002, by and among Oglebay Marine Services, American Steamship Company and United Shipping Alliance, LLC.

“Post-Default As-Extracted Collateral” shall mean, all As-Extracted Collateral which is extracted on and after the date which is five (5) Business Days after the Agents have received a written notice from the Required Term A Lenders that (A) an Event of Default has occurred and is continuing and (B) the Term Loan A has been accelerated or is otherwise due.

“Post-Default Collateral” shall mean (i) all Post-Default As-Extracted Collateral and (ii) all Accounts, Inventory and Revolving Loan Intangibles evidencing or arising from Post-Default As-Extracted Collateral and all Proceeds of each of the foregoing.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, the greater of (i) Reference Rate plus 11.75% and (ii) 16.25%.

“Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Parent.

“Pre-Petition Rent Arrearages” has the meaning specified therefor in Section 7.01(o).

“Proceeds” means (a) all “proceeds” (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Projected Consolidated EBITDA” means the Consolidated EBITDA of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters for which the last quarter ends on a date set forth on Schedule 8.02(g) set forth opposite such date.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b) with respect to a Lender’s obligation to make a Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided, that, if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

(c) with respect to a Lender’s obligation to make a Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided, that, if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(d) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 11.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment, by (ii) the sum of the Total Revolving Credit Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment, provided, that, if any of such Lender’s Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment, as the case may be, shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances), Term Loan A or Term Loan B, as the case may be, and its interest in the Letter of Credit Obligations, and if any of the Total Revolving Credit Commitment, the Total Term Loan A Commitment or the Total Term Loan B Commitment shall have been reduced to zero, the Total Revolving Credit Commitment, the Total Term Loan A Commitment or the Total Term Loan B Commitment, as the case may be, shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances), the Term Loan A and the Term Loan B and Letter of Credit Obligations.

“Purchase Price” means, with respect to any Permitted Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Capital Stock of any Loan Party issued in connection with such Permitted Acquisition), paid or delivered by a Loan Party in connection with such Permitted Acquisition, plus (ii) the aggregate amount of all Acquired Indebtedness assumed in connection with such Permitted Acquisition.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Receivables” means all of the following now owned or hereafter arising or acquired property of each Loan Party: (i) all Accounts; (ii) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (iii) all payment intangibles of such Loan Party; (iv) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to any Loan Party in connection with any Account; or (v) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including intellectual property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or

Subsidiaries of any Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).

“Reference Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Reference Rate Loan” means a Loan bearing interest calculated based upon the Reference Rate.

“Register” has the meaning specified therefor in Section 13.07(b)(ii).

“Registered Loan” has the meaning specified therefor in Section 13.07(b)(ii).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of the Borrowers to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any letter of credit issued in connection therewith, together with interest thereon as provided in Section 2.04.

“Related Assignee Assignment” has the meaning specified therefor in Section 13.07(b).

“Related Assignment” has the meaning specified therefor in Section 13.07(b).

“Related Assignor Assignment” has the meaning specified therefor in Section 13.07(b).

“Related Fund” means, (a) with respect to any Lender, any Affiliate (other than individuals) of such Lender, including, without limitation, a fund or account managed by such Lender or an Affiliate of such Lender or its investment manager, (b) with respect to Silver Point, (i) any Affiliate (other than individuals) of Silver Point, including, without limitation, a fund or account managed by Silver Point or an Affiliate of Silver Point or its investment manager, or (ii) any Designated Entity, and (c) with respect to any Designated Entity, Silver Point or any other Designated Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than any event for which the provision for 30-days’ notice to the PBGC is waived under the regulations promulgated under such Section).

“Required Lenders” means, at any time, the Required Revolving Loan Lenders, the Required Term A Lenders and the Required Term B Lenders.

“Required Revolving Loan Lenders” means the Revolving Loan Lenders whose aggregate Pro Rata Shares (calculated under clause (a) of such definition) equal or exceed 50.1%.

“Required Term A Lenders” means the Term Loan A Lenders whose aggregate Pro Rata Shares (calculated under clause (b) of such definition) equal or exceed 50.1%.

“Required Term B Lenders” means the Term Loan B Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of such definition) equal or exceed 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Priority Collateral” means (a) Inventory, (b) As-Extracted Collateral, (c) Accounts that arise from the sale, leasing, licensing, assignment or other disposition of Inventory or As-Extracted Collateral or the rendition of services, (d) Revolving Loan Intangibles, (e) Revolving Loan Records, and (f) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (e) above, provided, that, Revolver Priority Collateral shall not include Post-Default Collateral.

“Revolver Priority Collateral Proceeds” means the Proceeds of Revolver Priority Collateral.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be increased, terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Increase” has the meaning specified therefor in Section 2.01(c).

“Revolving Credit Commitment Increase Period” has the meaning specified therefor in Section 2.01(c).

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

“Revolving Loan Intangibles” means any of any Borrower’s or any of any Loan Party’s now owned or hereafter acquired contracts, contract rights, licenses, customer lists and other general intangibles relating to the Accounts, the Inventory and As-Extracted Collateral, including, without limitation, contract rights which evidence or support Accounts, choses in action or causes of actions or claims arising out of Accounts or with respect to Inventory or As-Extracted Collateral, federal, state, provincial and local sales or value added tax (including, without limitation, goods and service tax) refund claims of any kind, agreements or arrangements with sales agents, distributors or the like and/or consignees, warehouses or other third persons in possession of any of the Inventory, As-Extracted Collateral, the Cash Management Accounts and Concentration Accounts (except to the extent of identifiable Term Priority Collateral Proceeds), letters of credit and letter of credit rights supporting payment of any Accounts or other obligations included within the Revolver Priority Collateral, documents which evidence rights to Inventory, instruments evidencing payment of any Accounts or other obligation included in the other Revolver Priority Collateral and guaranty or warranty claims with respect to Accounts or Inventory.

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment, a Revolving Loan or a Letter of Credit Obligation.

“Revolving Loan Records” means, to the extent relating to the other Revolver Priority Collateral or any account debtor or other person obligated on or in connection with any of the Accounts, all of each Borrower’s and all of each other Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers and the other Loan Parties with respect to the foregoing maintained with or by any other person).

“Seasonal Pool Accounts Period” means the period commencing March 15 and ending September 30 of each year.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Preferred Ship Mortgages” means the second preferred ship mortgages, in form and substance reasonably satisfactory to the Agents, executed and delivered by a Borrower to the Collateral Agent with respect to each Vessel that is not an Eligible Vessel.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit H hereto, securing the Obligations and delivered to the Collateral Agent.

“Senior Secured Noteholders” means the Persons from time to time holding the Senior Secured Notes.

“Senior Secured Note Indenture” means the Senior Secured Note Purchase Agreement, dated as of October 25, 2002, by and between the Parent, as the issuer, certain of the Parent’s subsidiaries, as guarantors, and the Senior Secured Noteholders, as purchasers, as the same has been amended prior to the date hereof and as it may from time to time be amended, restated or otherwise modified in accordance with the terms hereof, which Senior Secured Note Indenture has been reinstated pursuant to the Plan of Reorganization.

“Senior Secured Notes” means the Senior Secured Notes, due October 25, 2008, issued by the Parent to the Senior Secured Noteholders pursuant to the Senior Secured Note Indenture, in the aggregate original principal amount of $75,000,000, which Senior Secured Notes have been reinstated pursuant to the Plan of Reorganization.

“Senior Secured Notes Redemption” means the redemption of the Senior Secured Notes on the Effective Date with the net proceeds of the issuance of the Preferred Stock, and to the extent necessary, available cash of the Borrowers and/or the Revolving Loans in accordance with the Plan of Reorganization.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i).

“Significant Subsidiary” means each Subsidiary of the Parent (other than Marine Services Company) that:

(a) accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the fiscal quarter of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or

(b) has assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

“Silver Point” has the meaning specified therefor in the preamble hereto.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by a Borrower of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Term Loan A” means, collectively, the loans made by the Term Loan A Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan A Commitment” means with respect to each Term Loan A Lender, the commitment of such Lender to make a Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan A Lender” means a Lender with a Term Loan A Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan A).

“Term Loan B” means, collectively, the loans made by the Term Loan B Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(iii).

“Term Loan B Commitment” means with respect to each Term Loan B Lender, the commitment of such Lender to make a Term Loan B to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan B Lender” means a Lender with a Term Loan B Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan B).

“Term Loans” means, collectively, the Term Loan A and the Term Loan B.

“Term Priority Collateral” means all Collateral other than Revolver Priority Collateral.

“Term Priority Collateral Proceeds” means the Proceeds of Term Priority Collateral.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Agents, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Agents, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agents, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.

“Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(a).

“Vessels” means each of the vessels listed on Schedule V-1 hereto and each other Vessel owned by any Borrower, in each case together with all engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

“Vessel Term Loan” means the loan made pursuant to the Vessel Term Loan Agreement.

“Vessel Term Loan Agreement” means, collectively, (a) the Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Co. and Marine Services, as borrowers, and National City Bank, as lenders and (b) all security agreements and instruments related to the document identified in clause (a), in each case, as the same may have been amended or modified on or prior to the Effective Date and as amended or otherwise modified from time to time in accordance with the terms hereof.

“WARN” has the meaning specified therefor in Section 7.01(y).

“Warrant Issuance” means the issuance of warrants by the Parent to purchase Capital Stock of the Parent, provided that such issuance and the receipt by the Parent of all Net Cash Proceeds in connection therewith shall occur within 60 days of the Effective Date.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent (unless the standard is otherwise expressly specified in this Agreement) include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time from the Effective Date to the Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii) each Term Loan A Lender severally agrees to make a Term Loan A to the Borrowers on the Effective Date in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan A Commitment; and

(iii) each Term Loan B Lender severally agrees to make a Term Loan B to the Borrowers on the Effective Date in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan B Commitment.

(b) Notwithstanding the foregoing,

(i) the aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the difference between (A) the then current Availability, and (B) the aggregate Letter of Credit Obligations;

(ii) the Total Revolving Credit Commitment and the Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Maturity Date;

(iii) within the foregoing limits, the Borrowers may borrow, repay and reborrow Revolving Loans, on or after the Effective Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein; and

(iv) any principal amount of the Term Loan A or the Term Loan B which is repaid or prepaid may not be reborrowed.

(c) The Total Revolving Credit Commitment shall be increased from $55,000,000 to $65,000,000 (and each Revolving Loan Lender’s Revolving Credit Commitment shall be increased by its Pro Rata Share (as defined in clause (a) thereof)) (the “Revolving Credit Commitment Increase”) during the period commencing on March 1, 2005 and ending on September 30, 2005 (the “Revolving Credit Commitment Increase Period”).

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent prior written notice in substantially the form of Exhibit B hereto (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, provided, that such Notice of Borrowing shall be received by the Administrative Agent, (x) in the case of a borrowing consisting of a Reference Rate Loan, not later than 12:00 noon (New York City time) on the borrowing date of the proposed Reference Rate Loan, and (y) in the case of a borrowing consisting of LIBOR Rate Loans, not later than 12:00 noon (New York City time) on a date that is two (2) Business Days prior to the proposed borrowing). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, which, in the case of the Term Loan A, shall fully utilize the Total Term Loan A Commitment on the Effective Date, and in the case of the Term Loan B, shall fully utilize the Total Term Loan B Commitment on the Effective Date, (ii) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the use of the proceeds of such proposed Loan, (iv) the proposed borrowing date, which must be a Business Day, and with respect to the Term Loan A and the Term Loan B, must be the Effective Date, and (v) whether the Loan is a Revolving Loan, Term Loan A or Term Loan B. The Administrative Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. In the case of the Revolving Loans, (i) each Reference Rate Loan shall be made in a minimum amount of $200,000 and shall be in an integral multiple of $100,000 and (ii) each LIBOR Rate Loan shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof. In the case of the Term Loan A and the Term Loan B, (i) each Reference Rate Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $500,000 and (ii) each LIBOR Rate Loan shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof. No more than ten (10) Interest Periods in the aggregate for the Borrowers may exist at any one time.

(c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Total Term Loan A Commitment or the Total Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Revolving Loan Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 6.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 6.02 have been satisfied. If either (x) the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan that is a LIBOR Rate Loan or (y) the Administrative Agent elects not to fund a requested Revolving Loan that is a Reference Rate Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative

Agent’s Account no later than 2:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) (1) on the date of the proposed Revolving Loan in the case of a Reference Rate Loan and (2) one day prior to the date of the proposed Revolving Loan, in the case of a LIBOR Rate Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure, the Borrowers shall, upon demand by the Administrative Agent, repay such amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Agents or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(d) (i) With respect to each Revolving Loan that is a LIBOR Rate Loan, on the first and the last date of each Interest Period, and with respect to all periods for which the Administrative Agent, on behalf of the Lenders, has funded Revolving Loans that are Reference Rate Loans pursuant to subsection 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such Interest Period, week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 3:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Borrowers shall, upon demand by the Administrative Agent, repay such amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable in full on the Maturity Date.

(b) The outstanding principal of the Term Loan A shall be repayable in consecutive monthly installments, on the last day of each calendar month, commencing on January 31, 2006 and ending on the Maturity Date, consisting of (i) forty-seven (47) installments, each in an amount equal to $875,000 and (ii) one (1) installment on the Maturity Date, in an amount equal to $63,875,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan A.

(c) The outstanding principal of the Term Loan B shall be due and payable in full on the Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a (i) Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding at a rate per annum equal to the greater of (A) the Reference Rate plus 1.00% and (B) 5.50% and (ii) LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the greater of (A) the LIBOR Rate for the Interest Period in effect for such Revolving Loan plus 3.50% and (B) 5.50%.

(b) Term Loan A. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan A shall be either a Reference Rate Loan or a LIBOR Rate Loan. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding at a rate per annum equal to (A) in the case of a Reference Rate Loan, the greater of (x) the Reference Rate plus 1.50% and (y) 6.00% and (B) in the case of a LIBOR Rate Loan, the greater of (x) the LIBOR Rate for the Interest Period in effect for the Term Loan A plus 4.00% and (y) 6.00%.

(c) Term Loan B. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan B shall be either a Reference Rate Loan or a LIBOR Rate Loan. The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding at a rate per annum equal to (A) in the case of a Reference Rate Loan, the greater of (x) the Reference Rate plus 9.75% and (y) 14.25% and (B) in the case of a LIBOR Rate Loan, the greater of (x) the LIBOR Rate for the Interest Period in effect for the Term Loan B plus 10.25% and (y) 12.25%.

(d) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default and, at the request of the Required Revolving Loan Lenders with respect to the Revolving Loans and Reimbursement Obligations, at the request of the Required Term A Lenders with respect to the Term Loan A and at the request of the Required Term B Lenders with respect to the Term Loan B, the principal of, and all accrued and unpaid interest on, the applicable Loans (and, if applicable, outstanding Reimbursement Obligations), fees, indemnities or any other Obligations with respect to the applicable Loans of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(e) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 5.02 with the amount of any interest payment due hereunder.

(f) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) (A) The Total Revolving Credit Commitment and the Revolving Credit Commitment of each Lender shall terminate on the Maturity Date. The Borrowers may, subject to the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time, (D) the stated amount of all Letter of Credit Accommodations not yet issued as to which a request has been made and not withdrawn, and (E) any reserves established pursuant to clause (ii) of the definition of “Availability” and pursuant to the definition of “Borrowing Base”.

(B) The Total Term Loan A Commitment and the Total Term Loan B Commitment shall each terminate after the Term Loan A and the Term Loan B have been made to the Borrowers, which shall not be later than the close of business on the Effective Date.

(ii) Each such voluntary reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i)(A) shall be in an amount which is an integral multiple of $2,500,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $2,500,000), shall be made by providing not less than five (5) Business Days’ prior written notice to the Administrative Agent and the Collateral Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the applicable Commitment of each Revolving Loan Lender holding such commitment proportionately in accordance with its Pro Rata Share thereof.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may, at any time, prepay without penalty or premium the principal of any Revolving Loan, in whole or in part. Each voluntary prepayment made pursuant to this clause (b)(i) made in connection with a reduction of the Total Revolving Credit Commitment pursuant to clause (a)(i) above shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

(ii) Term Loans. (A) The Borrowers may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent and the Collateral Agent, prepay the principal of the Term Loan A or the Term Loan B, in whole or in part; provided, that, notwithstanding the foregoing, except in connection with the repayment in full of all of the Obligations, the Borrowers may not voluntarily prepay all or any portion of (A) the Term Loan A if immediately after giving effect to such prepayment, Excess Availability would be less than $30,000,000 and (B) the Term Loan B if (x) immediately after giving effect to such prepayment, Excess Availability would be less than $30,000,000, (y) immediately before or immediately after giving effect to such prepayment, an Event of Default shall have occurred and be continuing, or (z) after giving effect to any payment of the Term Loan A made at the time of such prepayment, the aggregate principal amount outstanding under the Term Loan A is in excess of $80,000,000. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of (1) accrued interest to the date of such payment on the amount prepaid and (2) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan A or Term Loan B, as applicable. Each prepayment of the Term Loan A made pursuant to this clause (b)(ii) shall be applied against the remaining installments of principal due on the Term Loan A in the inverse order of maturity.

(iii) Prepayment In Full. The Borrowers may, upon at least five (5) Business Days prior written notice by the Administrative Borrower to the Administrative Agent and the Collateral Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letter of Credit Accommodations or (B) causing the original Letter of Credit Accommodations to be returned to the Administrative Agent), in full, together with the Applicable Prepayment Premium, if any. If the Administrative Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations (including either (A) providing cash collateral to be held by the Administrative Agent in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letter of Credit Accommodations or (B) causing the original Letter of Credit Accommodations to be returned to the Administrative Agent), in full, together with the Applicable Prepayment Premium, if any, on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) (A) The Borrowers will, at any time, immediately prepay the Revolving Loans when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Availability (such excess amount, an “Overadvance”), to the full extent of such excess; provided that if the Overadvance exists solely as result of the Administrative Agent imposing a reserve against the Borrowing Base or the Total Revolving Credit Commitment, the Borrowers shall have three days from the date of such Overadvance to repay the Revolving Loans to the full extent of such excess. On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day.

(B) If at any time after the Borrowers have complied with the first sentence of paragraph (A) of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Availability, the Borrowers shall provide cash collateral to the Administrative Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrowers, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Availability.

(ii) Within ten (10) days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 8.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2006 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 8.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 8.01(a)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 75% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (an “Excess Cash Flow Payment”), provided that, if (x) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters ended on the last day of such Fiscal Year is greater than 2.00 to 1.00 (as demonstrated in the certificate delivered pursuant to Section 8.01(a)(iv) with respect to such Fiscal Year), and (y) the Borrowers have made at least one Excess Cash Flow Payment in an amount equal to 75% of the Excess Cash Flow of the Parent and its Subsidiaries for any prior Fiscal Year, the Borrowers shall only be obligated to prepay the outstanding principal amount of the Loans in an amount equal to 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year. Any payments required to be made under this subsection (ii) shall be applied (A) in the absence of a continuing Event of Default, as provided for in Section 2.05(d) and (B) during the existence of an Event of Default, in accordance with Section 5.04(b).

(iii) The Borrowers will immediately prepay the outstanding principal amount of the Term Loan A and the Term Loan B in the event that the Total Revolving Credit Commitment is terminated for any reason, provided that, if there are insufficient funds to make all payments required to be made under this Section 2.05(c)(iii) in full, any payments required to be made under this Section 2.05(c)(iii) shall be applied in accordance with Section 5.04(b).

(iv) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans; provided, that, such funds shall be applied to the outstanding principal amount of the Term Loan A and/or the Term Loan B (A) in the absence of a continuing Event of Default, to the extent such application is specifically provided for in Section 2.05(d), and (B) during the existence of an Event of Default, in accordance with Section 5.04(b).

(v) Subject to the provisions of clause (viii) below, no later than the third Business Day after any such Net Cash Proceeds are received, upon any Disposition by any Loan Party or its Subsidiaries, the Borrowers shall prepay the Loans in an amount equal to 100% (or 50% in the case of a Disposition of the Mica Business) of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent such Net Cash Proceeds together with the aggregate amount of all Net Cash Proceeds received in such Fiscal Year in connection with all other Dispositions and the aggregate amount of all Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, consisting of insurance proceeds and condemnation awards received in such Fiscal Year exceed $500,000 in the aggregate. Nothing contained in this subsection (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 8.02(c). Any payments required to be made under this subsection (v) shall be applied (A) in the absence of a continuing Event of Default, as provided for in Section 2.05(d) and (B) during the existence of an Event of Default, in accordance with Section 5.04(b).

(vi) Upon (A) the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith and (B) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 75% of the Net Cash Proceeds received by such Person in connection therewith (or in the case of a Warrant Issuance, 100% of the Net Cash Proceeds received by such Person in connection therewith); provided, that in the case of this clause (B), (I) except in connection with a Warrant Issuance, if the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters ended immediately prior to such sale or issuance for which there are available financial statements is greater than 2.00 to 1.00 (as demonstrated in the certificate delivered pursuant to Section 8.01(a)(iv) with respect to the fiscal quarter immediately preceding such date), the Borrowers shall only be obligated to prepay the outstanding principal amount of the Loans in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such sale or issuance, and (II) no prepayment shall be due with respect to proceeds from the issuance of Preferred Stock by the Parent in connection with the Senior Secured Notes Redemption. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement. Any payments required to be made under this subsection (vi) shall be applied (x) in the absence of a continuing Event of Default, as provided for in Section 2.05(d) and (y) during the existence of an Event of Default, in accordance with Section 5.04(b).

(vii) Subject to the provisions of clause (viii) below, no later than the third Business Day after the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, to the extent such Extraordinary Receipts together with the aggregate amount of all other Extraordinary Receipts (net of any reasonable expenses incurred in collecting such Extraordinary Receipts) received in such Fiscal Year and the aggregate amount of all Net Cash Proceeds received in such Fiscal Year in connection with Dispositions (or, in the case of a Disposition of the Mica Business, 50% of all Net Cash Proceeds received in such Fiscal Year from such Disposition) exceeds $1,000,000 in the aggregate in such Fiscal Year. Any payments required to be made under this subsection (vii) shall be applied (A) in the absence of a continuing Event of Default, as provided for in Section 2.05(d) and (B) during the existence of an Event of Default, in accordance with Section 5.04(b).

(viii) Notwithstanding the foregoing, with respect to Net Cash Proceeds that the Borrowers are required to prepay in connection with a Disposition under Section 2.05(c)(v) or with respect to Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, that the Borrowers are required to prepay in connection with the receipt of Extraordinary Receipts pursuant to Section 2.05(c)(vii), up to $10,000,000 in the aggregate of the Net Cash Proceeds from such Disposition and such Extraordinary Receipts, as the case may be, received by any Loan Party or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Loans on such date to the extent such proceeds are reinvested in or otherwise used to replace, repair or restore the properties or assets used in such Loan Party’s business, provided that, (w) such proceeds shall be used by a Loan Party to reinvest in, or otherwise replace, repair or restore, properties or assets constituting (A) Revolver Priority Collateral if the property or assets disposed or subject to casualty or condemnation constituted Revolver Priority Collateral, (B) Term Priority Collateral if the property or assets disposed or subject to casualty or condemnation constituted Term Priority Collateral, (C) property, plant or equipment if the receipt of Net Cash Proceeds or Extraordinary Receipts did not arise from a disposition or a casualty or condemnation of any property or assets, (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or such Extraordinary Receipts, (y) the Administrative Borrower delivers a certificate to the Agents within 5 days after such Disposition or 10 days after the date of such loss, destruction or taking, as the case may be, stating that such proceeds shall be used to reinvest in, or otherwise replace, repair or restore any such properties or assets to be used in such Loan Party’s or any of its Subsidiaries’ business within a period specified in such certificate not to exceed 180 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended) and (z) such proceeds are deposited in an account subject to the sole dominion and control of the Administrative Agent; and if all or any portion of such proceeds not so applied to the prepayment of the Loans are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto or there shall occur a Default or Event of Default, such remaining portion shall be applied to the Loans as required by Section 2.05(c)(v) or Section 2.05(c)(vii), as applicable, on the last day of such specified period or immediately, in the case of a Default or Event of Default. If the Borrowers are not permitted to reinvest or utilize such Net Cash Proceeds or such Extraordinary Receipts in accordance with this clause (viii) as a result of the existence of a Default, at the election of the Administrative Borrower, such Net Cash Proceeds or Extraordinary Receipts shall be deposited in an account subject to the sole dominion and control of the Administrative Agent until the earlier of (I) the date on which such Default is cured or waived in writing in accordance with the terms of this Agreement, in which case such amounts may be reinvested or utilized in accordance with this clause (viii) and (II) the date on which an Event of Default shall occur, in which case such Net Cash Proceeds and Extraordinary Receipts shall be applied to the Loans in accordance with Section 5.04(b) on such date.

(d) Application of Payments. At any time in the absence of a continuing Event of Default, the prepayments required under Section 2.05(c) shall be applied as follows:

(i) the proceeds from any prepayment pursuant to (x) any Disposition of any Revolver Priority Collateral, (y) any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Revolver Priority Collateral or (z) any Extraordinary Receipts consisting of a judgment, proceeds of settlement or other consideration in connection with a cause of action, in each case of this subclause (z), which amount is received as compensation for a loss of revenue or income shall be applied (A) first, to the Revolving Loans until paid in full, (B) second, to the Term Loan A until paid in full, and (C) third, to the Term Loan B until paid in full;

(ii) the proceeds from any prepayment pursuant to any Disposition of any Term Priority Collateral or any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Term Priority Collateral shall be applied (A) first, to the Term Loan A until paid in full, (B) second, to the Term Loan B until paid in full, and (C) third, to the Revolving Loans until paid in full;

(iii) the proceeds from any prepayment pursuant to a Disposition of all or substantially all of the assets or Capital Stock of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied as follows: (A) an amount equal to the book value of such Accounts and Inventory disposed of or in respect of which such insurance proceeds are collected constituting Revolver Priority Collateral (determined at the time of such Disposition or event resulting in such insurance proceeds) shall be applied to the Revolving

Loans until paid in full, and (B) the remaining proceeds shall be applied (1) first, to the Term Loan A until paid in full, (2) second, to the Term Loan B until paid in full, and (3) third, to the Revolving Loans until paid in full; and

(iv) the proceeds from any prepayment event set forth in Section 2.05(c)(ii), Section 2.05(c)(vi) or Section 2.05(c)(vii) (other than proceeds from any Extraordinary Receipts consisting of (x) insurance policy or condemnation award with respect to Revolver Priority Collateral or (y) a judgment, proceeds of settlement or other consideration in connection with a cause of action, in each case of this subclause (y), which amount is received as compensation for a loss of revenue or income) shall be applied, (A) first, to the Term Loan A until paid in full, (B) second, to the Term Loan B until paid in full, and (C) third, to the Revolving Loans until paid in full, provided that, notwithstanding the foregoing, in the case of a Warrant Issuance, up to $5,775,000 of the Net Cash Proceeds received by the Parent or any of its Subsidiaries, may be applied solely to the Revolving Loans until paid in full.

Notwithstanding the foregoing, (x) after the occurrence and during the continuance of an Event of Default, prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 5.04(b), unless the Administrative Agent has not elected to, or has not been directed to, apply payments and other Proceeds of Collateral in accordance with Section 5.04(b) and no acceleration of the Loans has occurred, in which case prepayments required under Section 2.05(c) shall be applied in the manner set forth in this Section 2.05(d), and (y) after the application of proceeds to the Term Loan A as set forth in this Section, except in connection with the repayment in full of all of the Obligations, the Borrowers may not prepay all or any portion of the Term Loan B if immediately after giving effect to such prepayment, Excess Availability would be less than $20,000,000, such remaining proceeds shall be applied to the Revolving Loans, provided, that, (1) concurrently with the application of proceeds to the Revolving Loans in accordance with clause (y) above, the Administrative Agent shall establish and maintain a corresponding reserve against the Availability in an amount equal to the amount that would have otherwise been applied to the prepayment of the Term Loan B, and (2) the amount that is so applied to the Revolving Loans shall be applied to the prepayment of the Term Loan B, and the corresponding reserve against the Availability shall be released, at such time as Excess Availability is greater than or equal to $20,000,000 both immediately before and immediately after giving effect to such prepayment of the Term Loan B.

(e) Interest, Fees and Expenses. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to paragraphs (c)(i) and (c)(iv) of this Section 2.05) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) if such prepayment would reduce the outstanding principal amount of the Revolving Loans, the Term Loan A or the Term Loan B to zero (in the case of the Revolving Loans, at a time when the Total Revolving Credit Commitment has been terminated), such prepayment shall be accompanied by the payment of (A) all fees accrued on the Loans that have been reduced to zero to such date pursuant to Section 2.06 and (B) all costs and expenses payable pursuant to the terms of Section 13.04 of this Agreement by the Borrowers to the Lender that held the Loans that have been reduced to zero for which an invoice has been presented to the Administrative Borrower and the Administrative Agent, and (iii) in the case of any prepayment made pursuant to Sections 2.05(a)(i), 2.05(b)(ii), 2.05(c)(iii), 2.05(c)(v) (subject to the immediately following sentence) or 2.05(c)(vi), the Applicable Prepayment Premium, if any. Notwithstanding

anything to the contrary, any prepayment of the Term Loan A up to $26,250,000 in the aggregate and of the Term Loan B up to $37,500,000 in the aggregate and any reduction of the Total Revolving Credit Commitment in an aggregate amount up to $13,750,000, in each case, made pursuant to Section 2.05(c)(v), shall not require the payment of the Applicable Prepayment Premium. Each prepayment of the Term Loan A made pursuant to Sections 2.05(c) and 2.05(d) shall be applied against the remaining installments of principal of the Term Loan A in the inverse order of maturity.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Unused Line Fee. From and after the Effective Date and until the Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders that have a Revolving Credit Commitment, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears commencing on the first day of the month immediately following the Effective Date.

(b) Fee Letter. From and after the Effective Date, the Borrowers shall pay to the Administrative Agent, for the account of the Agents and the Lenders, in accordance with a written agreement among the Agents and the Lenders, the fees specified in the Fee Letter, at the times specified for payment therein.

Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests may be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes. (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on (or measured by) the net income of any Lender, any Agent or the L/C Issuer (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the United States of America or by the jurisdiction in which such Lender, such Agent or the L/C Issuer is organized or has its principal lending office or (ii) any branch profits taxes imposed by the United States of America (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Agent or the L/C Issuer (or any Transferee), (A) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Lender, such Agent or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Letter of Credit Accommodations or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Lender, each Agent and the L/C Issuer official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby, jointly and severally, indemnify and agree to hold each Lender, each Agent and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Lender, such Agent or the L/C Issuer (or such Transferee), whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Lender, any such Agent or the L/C Issuer makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Administrative Borrower and the Agents two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case claiming complete exemption from U.S. Federal withholding tax on payments by the Loan Parties under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Borrower or any Agent. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.08 that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or such Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (d) above or (iii) the obligation to pay such additional amounts does not result from a change in applicable tax law (including, without limitation, applicable judicial decisions, statutes, regulations or other administrative interpretations) occurring after the date hereof.

(f) Any Lender, any Agent or the L/C Issuer (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall (subject to legal and regulatory restrictions) file any certificate or document reasonably requested in writing by the Administrative Borrower or change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender, such Agent or the L/C Issuer (or Transferee) to disclose any information such Lender, such Agent or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Lender, such Agent or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Lender, such Agent or the L/C Issuer (or Transferee).

(g) If any Lender, any Agent or the L/C Issuer (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts, pursuant to this Section 2.08, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense. If any Lender, any Agent or the L/C Issuer (or Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out-of-pocket expenses of such Lender, such Agent or the L/C Issuer (or Transferee).

(h) The obligations of the Loan Parties and Lenders under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 LIBOR Not Determinable; Illegality or Impropriety. (a) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for a borrowing that is to include LIBOR Rate Loans, the Administrative Agent has determined in good faith that, or has been advised by the Collateral Agent or the Required Lenders that, (i) LIBOR cannot be reasonably determined for any reason, (ii) LIBOR will not adequately and fairly reflect the cost of maintaining LIBOR Rate Loans or (iii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders’ LIBOR Rate Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Administrative Borrower and the other Lenders. In the event of any such determination, any request by the Administrative Borrower for a LIBOR Rate Loan pursuant to Section 2.02 shall, until, (i) in the case of such a determination by the Collateral Agent or the Required Lenders, the Administrative Agent has been advised by the Collateral Agent or the Required Lenders and the Administrative Agent has so advised the Administrative Borrower that, or (ii) in the case of a determination by the Administrative Agent, the Administrative Agent has advised the Administrative Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent, the Collateral Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

(b) In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Administrative

Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Administrative Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding LIBOR Rate Loan as a LIBOR Rate Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent and the Administrative Borrower, and the Borrowers shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such LIBOR Rate Loan, convert each such LIBOR Rate Loan into a Reference Rate Loan.

Section 2.10 Indemnity. (a) The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article VI, (ii) any failure by the Borrowers to borrow any LIBOR Rate Loan hereunder, to convert any Reference Rate Loan into a LIBOR Rate Loan or to continue a LIBOR Rate Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.02 or 2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Borrowers and shall be conclusive and binding absent manifest error.

(b) Notwithstanding paragraph (a) of this Section 2.10, the Administrative Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.05(c) of this Agreement by applying all payments and prepayments to Reference Rate Loans prior to any application of payments to LIBOR Rate Loans, provided that nothing in this Section 2.10(b) shall affect the order of application of payments as set forth in Section 2.05(d) or Section 5.04(b), as applicable.

Section 2.11 Continuation and Conversion of Loans. Subject to Section 2.09 hereof, the Borrowers shall have the right, at any time, on two (2) Business Days prior irrevocable written notice by the Administrative Borrower to the Administrative Agent, to continue any LIBOR Rate Loan, or any portion thereof, into a subsequent Interest Period or to convert any Reference Rate Loan or portion thereof into a LIBOR Rate Loan, or on one (1) Business Day prior irrevocable written notice to the Administrative Agent, to convert any LIBOR Rate Loan or portion thereof into a Reference Rate Loan, subject to the following:

(a) no LIBOR Rate Loan may be continued as such and no Reference Rate Loan may be converted into a LIBOR Rate Loan, when any Event of Default shall have occurred and be continuing at such time,

(b) in the case of a continuation of a LIBOR Rate Loan as such or a conversion of a Reference Rate Loan into a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $1,000,000 and in multiples of $500,000 if in excess thereof;

(c) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Rate Loan; and

(d) if any conversion of a LIBOR Rate Loan shall be effected on a day other than the last day of an Interest Period, the Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof.

In the event that the Administrative Borrower shall not give notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

ARTICLE III

LETTER OF CREDIT ACCOMMODATIONS

Section 3.01 Letter of Credit Guaranty.

(a) In order to assist the Borrowers in establishing or opening letters of credit (each, a “Letter of Credit Accommodation”), which shall not have expiration dates later than the date that is five (5) days prior to the Maturity Date (or such later date as may be agreed to by the Agents, the L/C Issuer and the Required Lenders), with the L/C Issuer, the Borrowers have requested the Administrative Agent to join in the applications for such Letter of Credit Accommodations and/or guarantee payment or performance of such Letter of Credit Accommodations and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent’s credit to that of the Borrowers, and the Administrative

Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit Accommodation. The Administrative Borrower will be the account party for the application of each Letter of Credit Accommodation, which shall be in form and substance satisfactory to the Administrative Agent and the L/C Issuer or on a computer transmission system approved by the Administrative Agent and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request, which shall include, without limitation, the requested date of issuance and the name and address of the beneficiary (the “Letter of Credit Application”). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b) The aggregate Letter of Credit Obligations shall not at any time exceed the lower of (i) the difference between (A) the Availability and (B) the aggregate principal amount of all Revolving Loans then outstanding, and (ii) the L/C Subfacility. In addition, the terms and conditions of all Letter of Credit Accommodations and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in its Permitted Discretion; provided, however, that (i) the expiry date of all Letter of Credit Accommodations shall be no later than five (5) Business Days prior to the Maturity Date (or such later date as may be agreed to by the Agents, the L/C Issuer and the Required Lenders), (ii) no more than thirty (30) Letters of Credit Accommodations may be outstanding at any time, and (iii) the Letter of Credit Accommodations and all documentation connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

(c) If the Administrative Agent is obligated to advance funds under a Letter of Credit Guaranty or in connection with a Letter of Credit Accommodation, the Administrative Agent may immediately reimburse such disbursement by charging the Loan Account as set forth below. In the event that the Administrative Agent does not charge the Loan Account, the Borrowers shall, upon demand by the Administrative Agent, immediately reimburse such disbursement to the Administrative Agent by paying to it an amount equal to such disbursement not later than 12:00 noon (New York City time) on the date that such disbursement is made, if the Administrative Borrower shall have received written or telephone notice of such disbursement prior to 11:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then no later than 12:00 noon (New York City time) on the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 11:00 a.m. (New York City time) on the date of receipt. In the absence of such reimbursement, the Administrative Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of such disbursement and the Administrative Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of any and all other Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit

Accommodation at the earlier of (i) payment by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or (ii) the occurrence of any Default or Event of Default. Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrowers’ account by the L/C Issuer in connection with or arising out of Letter of Credit Accommodations or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrowers absent manifest error. Each of the Revolving Loan Lenders and each Borrower agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 6.01(j) have been satisfied. If any such reimbursement of disbursements made by the Administrative Agent is not made by the Administrative Agent by charging the Loan Account and the Administrative Borrower requests and the Borrowers are entitled to obtain a Revolving Loan to reimburse such disbursements on the date such reimbursement is due, such reimbursement shall be made no later than the time that the Administrative Agent makes the proceeds of the Revolving Loan available to the Borrowers.

(d) Each Loan Party understands that the Letter of Credit Guaranties may require the Administrative Agent and/or the Lenders to indemnify the L/C Issuer for certain costs or liabilities arising out of claims by any Borrower against such L/C Issuer. Each Loan Party unconditionally indemnifies each Agent and each Lender and holds each Agent and each Lender harmless from any and all loss, claim or liability incurred by any Agent or any Lender arising from any transaction or occurrences relating to Letter of Credit Accommodations, any drafts or acceptances thereunder, the Collateral relating thereof, and all Obligations in respect thereto, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. Each Loan Party further agrees to hold each Agent and each Lender harmless from any errors of omission, negligence, or misconduct (but not gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction) by the L/C Issuer. Each Borrower agrees to be bound by the L/C Issuer’s regulations and interpretations of any Letter of Credit Accommodation that is the subject of a Letter of Credit Guaranty and opened to or for any Borrower’s account or by the Administrative Agent’s interpretations of any Letter of Credit Accommodation issued for any Borrower’s account, even though such interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lenders, the Agents and the L/C Issuer shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following each such Borrower’s instructions or those contained in the Letter of Credit Accommodation or any modifications, amendments, or supplements thereto. Each Loan Party’s unconditional obligations to each Agent, each Lender and the L/C Issuer with respect to Letter of Credit Accommodations hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent’s, such Lender’s or the L/C Issuer’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Each Loan Party agrees that any charges incurred by the Administrative Agent or the L/C Issuer for such Loan Party’s account hereunder may be charged to the Loan Account.

(e) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Administrative Agent or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Revolving Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any Borrower in favor of the L/C Issuer in any application for Letter of Credit Accommodations, any standing agreement relating to Letter of Credit Accommodations or otherwise, all of which shall be deemed to have been granted to the Administrative Agent and the Revolving Loan Lenders and apply in all respects to the Administrative Agent and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

Section 3.02 Participations.

(a) Immediately upon issuance by the L/C Issuer of any Letter of Credit Accommodation pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender’s Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit Accommodation including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letter of Credit Guaranty or otherwise.

(b) In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amounts to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(c) and Section 5.02 of this Agreement.

(c) The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Administrative Agent, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit Accommodation shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which any Borrower or any other Loan Party may have at any time against a beneficiary named in such Letter of Credit Accommodation or any transferee of such Letter of Credit Accommodation (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit Accommodation, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Loan Party or any other party and the beneficiary named in such Letter of Credit Accommodation);

(iii) any draft, certificate or any other document presented under such Letter of Credit Accommodation proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit Accommodation;

(vi) any payment by the L/C Issuer under such Letter of Credit Accommodation against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit Accommodation; or

(vii) the occurrence of any Default or Event of Default.

Section 3.03 Letter of Credit Accommodations.

(a) The Administrative Borrower on behalf of the Borrowers may, upon reasonable notice in advance of such issuance but, in any event, not later than 12:00 noon, New York City time, at least two (2) Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrowers in establishing or opening a Letter of Credit Accommodation by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Revolving Loan Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit Accommodation that one or more of the conditions precedent in Section 6.02 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 6.02 have been satisfied.

(b) (i) The Borrowers shall pay to the Administrative Agent for the account of the Lenders (A) for any Letter of Credit Accommodation issued hereunder, a non-refundable fee equal to 3.50% per annum of the stated amount of such Letter of Credit Accommodation, payable monthly in arrears after the date such Letter of Credit Accommodation is issued and (B) for any amendment to an existing Letter of Credit Accommodation that increases the stated amount of such Letter of Credit Accommodation, a non-refundable fee equal to 3.50% per annum of the increase in the stated amount of such Letter of Credit Accommodation, payable monthly in arrears after the date of such increase (the “Letter of Credit Fees”); provided, that, the Administrative Agent may, and upon the written direction of the Required Revolving Loan Lenders shall, require the Borrowers to pay the Administrative Agent such Letter of Credit Fee, at a rate equal to 2.0% plus the per annum rate otherwise applicable thereto on such daily outstanding balance for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by the Collateral Agent and the Administrative Agent.

(ii) L/C Issuer Charges. The Borrowers shall pay to the Administrative Agent any and all customary charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letter of Credit Accommodations.

(c) Charges to the Loan Account. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 3.01(c) and Section 5.02 of this Agreement with the amount of any Letter of Credit Accommodation fees or charges due under this Section 3.03.

(d) Existing Letters of Credit. Schedule 3.03(d) hereto contains a list of all letters of credit outstanding immediately preceding the Effective Date pursuant to the Existing DIP Credit Agreement. For the period from and after the Effective Date, each such letter of credit set forth on Schedule 3.03(d), including any extension or renewal thereof that remains outstanding on the Effective Date shall constitute a “Letter of Credit Accommodation” issued for the account of the Borrowers, as the case may be, for all purposes of this Agreement, including, without limitation, calculations of Availability, the Borrowing Base, Letter of Credit Fees, Letter of Credit Obligations and Reimbursement Obligations.

ARTICLE IV

[Intentionally Omitted.]

ARTICLE V

FEES, PAYMENTS AND OTHER COMPENSATION

Section 5.01 Audit and Collateral Monitoring Fees. Each Borrower acknowledges that pursuant to Section 8.01(f), representatives of the Agents (accompanied by representatives of any Lender that wishes to participate) may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as not to unduly disrupt the business of the Loan Parties. The Borrowers agrees to pay (a) $750 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (b) the out-of-pocket cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided, that, in the absence of an Event of Default, the Borrowers shall not be obligated to pay for more than four field examinations in any 12 month period; provided, however, that after the occurrence and during the continuance of an Event of Default, the Borrowers shall pay for all field examinations. Upon the request of the Administrative Borrower, the Administrative Agent shall provide the Administrative Borrower with a reasonably detailed report of any expenses or costs referred to in this Section 5.01, provided that Administrative Agent shall have the right to charge the Loan Account prior to giving such invoice to the Administrative Borrower.

Section 5.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02(c), after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable (and unpaid) by the Borrowers under any Loan Document. Each of the Lenders and each Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 6.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02(c). The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall, from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable (and unpaid) under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, an accounting (in the form from time to time used by the Administrative Agent) of the Loan Account of the Borrowers during such month, including the amount of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 5.03 Sharing of Payments, Etc. Except as provided in Section 2.02(c), if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its share of payments in accordance with the terms of this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment with the other Lenders in accordance with and to the extent required by the terms of this Agreement; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 5.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 5.04 Apportionment of Payments. Subject to Section 2.02(c):

(a) All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof and the Fee Letter, the Letter of Credit Fees provided for in Section 3.03(b) and the audit and collateral monitoring fee provided for in Section 5.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Revolving Loan Lenders, the Required Term A Lenders or the Required Term B Lenders, or after an acceleration of all or a portion of the Loans, the Administrative Agent shall, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows:

(i) except to the extent provided in clause (iii) below, with respect to Revolver Priority Collateral Proceeds and payments made using Revolver Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees payable to the Revolving Loan Lenders), expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (C) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest due in respect of the Revolving Loans and Letter of Credit Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Letter of Credit Obligations are contingent, to provide cash collateral in an amount equal to 105% of such Letter of Credit Obligations) until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan A Lenders until paid in full; (H)

eighth, ratably to pay interest due in respect of the Term Loan A until paid in full; (I) ninth, ratably to pay principal of the Term Loan A until paid in full; (J) tenth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan B Lenders until paid in full; (K) eleventh, ratably to pay interest due in respect of the Term Loan B until paid in full; (L) twelfth, ratably to pay principal of the Term Loan B until paid in full; (M) thirteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full, (N) fourteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan A until paid in full, (O) fifteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan B until paid in full, and (P) sixteenth, to the ratable payment of all other Obligations (including, without limitation, Bank Services Obligations) then due and payable until paid in full; and

(ii) except to the extent provided in clause (iii) below, with respect to Term Priority Collateral Proceeds and payments made using Term Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan A Lenders until paid in full; (C) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest due in respect of the Term Loan A until paid in full; (F) sixth, ratably to pay principal of the Term Loan A until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees and charges assessed in connection with any Letter of Credit Accommodations) payable to the Revolving Loan Lenders), expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (H) eighth, ratably to pay interest due in respect of the Revolving Loans and Letter of Credit Obligations until paid in full; (I) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Letter of Credit Obligations are contingent, to provide cash collateral in an amount equal to 105% of such Letter of Credit Obligations) until paid in full; (J) tenth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan B Lenders until paid in full; (K) eleventh, ratably to pay interest due in respect of the Term Loan B until paid in full; (L) twelfth, ratably to pay principal of the Term Loan B until paid in full; (M) thirteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan A until paid in full, (N) fourteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full, (O) fifteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan B until paid in full, and (P) sixteenth, to the ratable payment of all other Obligations (including, without limitation, Bank Services Obligations) then due and payable until paid in full.

(iii) with respect to the Proceeds of any Disposition of all or substantially all of the assets or Capital Stock of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied as follows: (A)

first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (B) second, ratably to pay interest due in respect of the Agent Advances until paid in full; (C) third, ratably to pay principal of the Agent Advances until paid in full; (D) fourth, an amount equal to the book value of such Accounts and Inventory disposed of or in respect of which such insurance proceeds are collected constituting Revolver Priority Collateral (determined at the time of such Disposition or event resulting in such insurance proceeds) shall be applied ratably in accordance with (1) first, clause (B) of Section 5.04(b)(i) until paid in full and (2) second, clauses (E) through (P) of Section 5.04(b)(i) until paid in full; and (E) fifth, the remaining Proceeds shall be applied ratably in accordance with (1) first, clause (B) of Section 5.04(b)(ii) until paid in full and (2) second, clauses (E) through (P) of Section 5.04(b)(ii) until paid in full.

(c) In each instance, so long as no Event of Default has occurred and is continuing and the Administrative Agent has not elected to or has not been directed to apply payments and other Proceeds of Collateral in accordance with Section 5.04(b) and no acceleration of all or a portion of the Loans has occurred, Section 5.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of the principal of or interest on the Term Loan A or the Term Loan B or other related Obligations then due and payable under any provision of this Agreement or the payment of all or part of the principal of the Term Loan A or the Term Loan B in accordance with the terms and conditions of Section 2.05(d).

(d) For the purposes of (i) Section 5.04(b) (other than clauses (P) of Sections 5.04(b)(i) and 5.04(b)(ii) and clause (P) of those sections as incorporated into Section 5.04(b)(iii)), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, expense reimbursements and indemnity payments then due and payable, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, provided, that, “paid in full” shall exclude default or overdue interest (but not any other interest), loan fees, service fees, professional fees, expense reimbursements, or other fees and expenses, each arising from or related to a default to the extent disallowed in any Insolvency Proceeding, and (ii) clauses (P) of Sections 5.04(b)(i) and 5.04(b)(ii) and clause (P) of those sections as incorporated in Section 5.04(b)(iii), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, expense reimbursements and indemnity payments then due and payable whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

Section 5.05 Increased Costs and Reduced Return. (a) If any Lender, any Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent or the L/C Issuer, or any Person controlling any such Lender, any such Agent or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or any Letter of Credit Accommodation issued by the L/C Issuer, or change the basis of taxation of payments to any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit Accommodation or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer or (iii) impose on any Lender, any Agent or the L/C Issuer or any Person controlling any such Lender, any such Agent or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit Accommodation, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender, any Agent or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit Accommodation, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit Accommodation, or to reduce any amount received or receivable by any Lender, any Agent or the L/C Issuer hereunder, then, upon demand by any such Lender, any such Agent or the L/C Issuer, the Borrowers shall pay to such Lender, such Agent or the L/C Issuer such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such increased costs or reductions in amount; provided, that the Borrowers shall not be required to compensate any Lender, any Agent or the L/C Issuer for any amounts incurred more than 180 days prior to the date such Person notifies the Administrative Borrower that it intends to claim such compensation therefor.

(b) If any Lender, any Agent or the L/C Issuer shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or the L/C Issuer or any Person controlling such Lender, such Agent or the L/C Issuer, and any Lender, any Agent or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letter of Credit Accommodations issued or any guaranty or participation with respect thereto, any Lender’s, any Agent’s or the L/C Issuer’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s, any Agent’s or the L/C Issuer’s any such other controlling Person’s capital to a level below that which such Lender, such Agent or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letter of Credit Accommodations issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letter of Credit Accommodations or such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender, any Agent or the L/C Issuer, the Borrowers shall pay to such Lender, such Agent or the L/C Issuer from time to time such additional amounts as will compensate such Lender, such Agent or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, such Agent’s or the L/C Issuer’s or such other controlling Person’s capital; provided, that the Borrowers shall not be required to compensate any Lender, any Agent or the L/C Issuer for any amounts incurred more than 180 days prior to the date such Person notifies the Administrative Borrower that it intends to claim such compensation therefor.

(c) All amounts payable under this Section 5.05 shall bear interest from the date that is ten (10) Business Days after the date of demand by any Lender, any Agent or the L/C Issuer until payment in full to such Lender, such Agent or the L/C Issuer at the Reference Rate. A certificate of such Lender, such Agent or the L/C Issuer claiming compensation under this Section 5.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender, such Agent or the L/C Issuer to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, such Agent’s or the L/C Issuer’s reasons for invoking the provisions of this Section 5.05, and shall be final and conclusive absent manifest error.

Section 5.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 5.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 5.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 5.06 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 5.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE VI

CONDITIONS TO LOANS

Section 6.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Administrative Agent and the Collateral Agent:

(a) Confirmation Order; Plan of Reorganization. (i) The Confirmation Order shall have been entered by the Bankruptcy Court, (ii) the Administrative Agent and Collateral Agent shall have received a copy of the Confirmation Order and Plan of Reorganization, certified as true, correct and complete by the clerk of the Bankruptcy Court and an Authorized Officer of the Administrative Borrower, (iii) the Confirmation Order and the Plan of Reorganization shall each be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to appeal absent prior written consent of the Agents, the Required Lenders and the Borrowers, (iv) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or duly waived with the prior written consent of the Agents and the Required Lenders), including, without limitation, the requirement that the Borrowers receive proceeds equal to or in excess of $85,000,000 from the issuance of Preferred Stock, (v) the Agents shall be satisfied that the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order will not govern the enforcement of the Loan Documents, (vi) the MLO Contract, the MLO Amendment, and the MLO Guaranty, each in form and substance satisfactory to the Agents, shall have been duly executed by the parties thereto, and (vii) the Plan of Reorganization shall have become effective in accordance with its terms.

(b) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06, the Fee Letter and Section 13.04.

(c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in

ARTICLE VII and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(d) Legality. The making of the initial Loans or the issuance of any Letter of Credit Accommodations shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(e) Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the voting Capital Stock of the Loan Parties’ Subsidiaries and all intercompany promissory notes and other promissory notes made in favor of one or more of the Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) a Mortgage (including, without limitation, leasehold mortgages), duly executed by the applicable Loan Party, with respect to each of the Facilities (except for those Facilities that are not required to be mortgaged as identified on Schedule 7.01(o), together with evidence of the recording of the Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder (or, if such recording shall occur following the Effective Date, the issuance of a Title Insurance Policy with respect to such Mortgage that provides the Collateral Agent with “gap” coverage with respect to the recording of such Mortgage); provided, however, that the Collateral Agent will not record a Mortgage with respect to the Facilities located in Velarde, New Mexico and Kings Mountain, North Carolina, provided further that, the Collateral Agent may, in the exercise of its sole discretion, record a Mortgage on such Facilities (subject to obtaining any required landlord consent as reasonably determined by the Collateral Agent) upon the earlier of (a) the occurrence of an Event of Default, and (b) 90 days after the Effective Date, in each case if such Facility has not been sold in accordance with the terms of this Agreement on or prior to such date;

(iv) a Title Insurance Policy with respect to each of the Mortgages required to be delivered in accordance with clause (iii) above, dated as of the Effective Date (other than for the Facilities located in Velarde, New Mexico and Kings Mountain, North Carolina);

(v) the Fee Letter, duly executed by the Borrowers;

(vi) appropriate financing statements on UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage;

(vii) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (vi) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens other than Permitted Liens;

(viii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by a Secretary or an Assistant Secretary thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(ix) a certificate of a Secretary or an Assistant Secretary of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x) a certificate of the appropriate official(s) of the state or other applicable jurisdiction of organization of each Loan Party certifying as to the subsistence in good standing of, and except as otherwise provided on Schedule 6.01(e)(x), the payment of taxes by, such Loan Party in such state or other applicable jurisdiction and certified as of a recent date not more than 35 days prior to the Effective Date, together, if requested by any Agent, with confirmation by telephone or telecopy (where available) on the Effective Date from such official(s) as to such matters;

(xi) except as otherwise provided on Schedule 6.01(e)(xi), a certificate of the appropriate official(s) of the state or other applicable jurisdiction of each state of foreign qualification of each Borrower and Oglebay Norton Management Company certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states or other applicable jurisdiction and certified as of a recent date not more than 35 days prior to the Effective Date, together, if requested by any Agent, with confirmation by telephone or telecopy (where available) on the Effective Date from such official(s) as to such matters;

(xii) to the extent required by any Agent, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction certified as of the Effective Date by a Secretary or an Assistant Secretary of such Loan Party or a certificate of a Secretary or an Assistant Secretary of such Loan Party certifying that such documents delivered to the Existing DIP Agents pursuant to the Existing DIP Credit Agreement remain in full force and effect and have not been amended or otherwise modified and to the extent any such documents are being amended on the Effective Date, a certificate of a Secretary or an Assistant Secretary of such Loan Party certifying that such documents, in the form attached to such certificate, will be filed on the Effective Date with the appropriate office of the state of organization of such Loan Party and certifying as to such other matters that any Agent may reasonably request;

(xiii) to the extent required by any Agent, a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by a Secretary or an Assistant Secretary of such Loan Party or a certificate of a Secretary or an Assistant Secretary of such Loan Party certifying that such documents delivered to the Existing DIP Agents pursuant to the Existing DIP Credit Agreement remain in full force and effect and have not been amended or otherwise modified;

(xiv) an opinion of (A) Jones Day, counsel to the Loan Parties, (B) Jaffe Rait Heuer & Weiss, P.C., Michigan counsel to the Loan Parties, (C) Tabbert Hahn Earnest & Weddle LLP, Indiana counsel to the Loan Parties, and (D) Thompson Hine LLP with respect to the First Preferred Ship Mortgages and Second Preferred Ship Mortgages, in each case as to such matters as the Agents may reasonably request (provided, however, that enforceability opinions with respect to the Mortgages shall be required only as to any Mortgages on Facilities located in Georgia, Ohio and Pennsylvania);

(xv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (c) of this Section 6.01;

(xvi) a copy of the Financial Statements and the financial projections described in Section 7.01(g)(i) and 7.01(g)(ii) hereof, respectively, certified as of the Effective Date as true and correct by an Authorized Officer of the Administrative Borrower, which certification, in the case of the financial projections, shall certify that such projections have been prepared in good faith based on assumptions believed by the Administrative Borrower to be reasonable at the time prepared;

(xvii) evidence of the insurance coverage required by Section 7.01(s), with such endorsements as to the additional insureds or loss payees thereunder as the Agents may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agents may request;

(xviii) a certificate of a Secretary or an Assistant Secretary of each Borrower, certifying the names and true signatures of the persons that are authorized to provide

Notices of Borrowing (in the case of the Administrative Borrower) and all other notices under this Agreement and the other Loan Documents;

(xix) a Borrowing Base Certificate, dated as of December 31, 2004, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request;

(xx) duly executed Cash Management Agreements and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may require with respect to the Borrowers’ cash management system, including without limitation, a duly executed Cash Management Agreement and Concentration Account Agreement, as the case may be, with respect to (x) account number 101080630 maintained by the Borrowers at KeyBank National Association, (y) account number 359681132783 maintained by the Borrowers at KeyBank National Association and (z) lockbox account numbers 74135, 74747, 74435, 74518, 71001, 74755, 74598, 74754, 74762, 901920, 711398, 711427, 711415, 711537, 711417, 711541, 711419, 711739, and 711423;

(xxi) the First Preferred Ship Mortgages and the Second Preferred Ship Mortgages, dated as of the Effective Date, together with U.S. Coast Guard documentation, records and abstracts showing that the Vessels are free and clear of all Liens other than Permitted Liens as well as current U.S. Coast Guard certification for each Vessel;

(xxii) copies of each written Material Contract (including, without limitation, the Vessel Term Loan Agreement, the MLO Contract, the MLO Amendment and the MLO Guaranty), certified as true, complete and correct copies thereof by an Authorized Officer of the Administrative Borrower;

(xxiii) a termination and release agreement with respect to each of the Existing DIP Credit Facility and all related documents, duly executed by the Loan Parties and the Existing DIP Agents and the Existing DIP Lenders, as applicable, together with evidence of payment in full of the Loan Parties’ obligations under the Existing DIP Credit Facility, including, without limitation, satisfactory arrangements with respect to the release of Liens by the Existing DIP Agents and the Existing DIP Lenders and UCC-3 termination statements for all UCC-1 financing statements filed by the Existing DIP Agents covering any portion of the Collateral;

(xxiv) (A) evidence that a first-priority perfected Lien on the assets that are the subject of the Pool Agreement has been (x) granted in favor of Oglebay Marine Services and (y) assigned to the Collateral Agent for the benefit of the Lenders, and (B) documentation, duly executed and in form and substance satisfactory to the Agents, governing allocation of funds and other intercreditor arrangements between the parties to the Pool Agreement, as the Agents may require in their Permitted Discretion in connection with clause (A) above;

(xxv) the Contribution Agreement, duly executed by the Loan Parties; and

(xxvi) the Disbursement Letter, duly executed by each party thereto;

(xxvii) a letter executed by each Loan Party authorizing the Collateral Agent to file UCC financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the applicable Loan Documents; and

(xxviii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request a reasonable time prior to the Effective Date.

(f) Material Adverse Effect. The Agents shall have determined, in their sole judgment and after giving effect to the Plan of Reorganization and the transactions contemplated hereby and by the other Loan Documents, that no event or development shall have occurred since September 30, 2004, which could reasonably be expected to have a Material Adverse Effect.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

(h) Excess Availability. After giving effect to the Loans to be made on the Effective Date and the Letters of Credit to be issued on the Effective Date, the repayment of the Indebtedness under the Existing DIP Credit Facility and the payment of all fees and expenses related thereto, Excess Availability shall not be less than $15,000,000. The Administrative Borrower shall deliver to the Agents a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth above and containing the calculation of Excess Availability.

(i) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letter of Credit Accommodations and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to each Agent and its counsel, and each Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as each Agent or such counsel may reasonably request.

(j) Liens; Priority. The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens. The Agents shall receive UCC, tax and judgment Lien searches, searches and title abstracts with respect to the Vessels, Title Insurance Policies as described in Section 6.01(e)(iv), and other appropriate evidence, evidencing the absence of any Liens or mortgages on the Collateral, except Permitted Liens.

(k) Senior Secured Notes Redemption. The Senior Secured Notes Redemption shall have occurred or occur simultaneously. The Agents shall have received evidence of the payment in full of the Loan Parties’ obligations under and in connection with the Senior Secured Notes, including, without limitation, satisfactory arrangements with respect to the release of Liens (including, without limitation, Liens on the Vessels) in favor of the Senior Secured Noteholders and the collateral agent for the Senior Secured Noteholders and UCC termination statements for all UCC financing statements filed by the Senior Secured Noteholders or the collateral agent for the Senior Secured Noteholders covering any portion of the Collateral.

Section 6.02 Conditions Precedent to All Loans and Letter of Credit Accommodations. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit Accommodation on or after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 13.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, and the issuance of each Letter of Credit Accommodation, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit Accommodation that: (i) the representations and warranties contained in ARTICLE VII and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit Accommodation are true and correct on and as of such date as though made on and as of such date (except with respect to such representations and warranties that relate to a specified date, in which case, such representations and warranties shall be true and correct on and as of such specified date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit Accommodation, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit Accommodation to be issued, on such date and (iii) the conditions set forth in this Section 6.03 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan or the issuance of such Letter of Credit Accommodation shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof and a signed Borrowing Base Certificate dated as of the most recent date required for delivery.

(e) Delivery of Documents. The Administrative Agent and the Collateral Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to such Agents, as any such Agent may reasonably request.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit Accommodation and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Administrative Agent and the Collateral Agent and their counsel, and the Administrative Agent and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, as such Agents or such counsel may reasonably request.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) subject to the entry and the terms of the Confirmation Order, has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, or any order or decree of any court or Governmental Authority (including, without limitation, the Plan of Reorganization or the Confirmation Order), (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its material properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. Except for the entry of the Confirmation Order, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d) Execution and Binding Effect. Subject to the entry of, and the terms of the Confirmation Order, this Agreement and each of the other Loan Documents, when delivered hereunder, is or will be, duly and validly executed and delivered by each of the Loan Parties which is a party hereto or thereto and constitutes (or will constitute, in the case of such documents executed and delivered after the Effective Date) the legal, valid and binding obligations of each of the Loan Parties which is a party hereto or thereto, enforceable in accordance with the terms hereof or thereof.

(e) Subsidiaries. Schedule 7.01(e) is, as of the date hereof, a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of the Subsidiaries of the Parent in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on Schedule 7.01(e), on the Effective Date all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 7.01(e), as of the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. As of the Effective Date, there is no pending, or threatened in writing, action, suit, proceeding, claim, demand or litigation, or group of actions, suits, proceedings, claims, demands or litigations involving similar fact patterns, taken as a whole, affecting any Loan Party or its properties before any court or other Governmental Authority or any arbitrator that would reasonably be expected, after taking into account anticipated insurance recoveries, to result in a judgment, settlement, or other payment by any one or more of the Loan Parties or their Subsidiaries in excess of $500,000, except as set forth on Schedule 7.01(f). There is no pending or, to the best knowledge of any Loan Party, threatened action, suit, proceeding, claim, demand or litigation, or group of actions, suits, proceedings, claims, demands or litigations affecting any Loan Party or its properties before any court or other Governmental Authority or any arbitrator (including, without limitation, those matters set forth on Schedule 7.01(f)) that (i) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby. As of the Effective Date, other than as set forth on Schedule 7.01(f), none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, other than with respect to interim Financial Statements, year end audit adjustments and the absence of footnotes, and since September 30, 2004, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has, on or before the Effective Date, furnished to each Agent and each Lender projected balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from the Effective Date through December 31, 2008, which projected financial statements shall be updated from time to time pursuant Section 8.01(a)(vii). Such projections, as so updated, shall have been prepared in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time prepared.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, any term of the Plan of Reorganization or the Confirmation Order, or any material term of any material agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except to the extent that any such violation of law, rule, regulation, judgment, order or agreement or instrument would not be reasonably expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(i) ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates or was contributed to or was required to be contributed to by a Loan Party or any of its ERISA Affiliates (“Benefit Plan”) is in compliance in all material respects with ERISA and the Internal Revenue Code; provided, however, that no Loan Party represents or warrants that any Multiemployer Plan is in compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct in all material respects and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is reasonably likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code or Section 4068 of ERISA. Each Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability with respect to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect, or has knowledge of any facts indicating that it or any of its ERISA Affiliates is reasonably likely in the future to incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates or any fiduciary of any Benefit Plan has (without curing such defect prior to the Effective Date) (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (B) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as set forth on Schedule 7.01(i), there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (x) any Benefit Plan or its assets, (y) any fiduciary with respect to any Benefit Plan, or (z) any Loan Party or any of its ERISA Affiliates with respect to any Benefit Plan. Except as set forth on Schedule 7.01(i) and except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All federal and foreign and all material state and local tax returns and other material reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than as described in the Parent’s Form 10-K filed on March 29, 2004 with the SEC or a business reasonably related thereto.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person (including, without limitation, any certificates of occupancy for buildings owned or occupied by any Loan Party), which if not obtained or complied with, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which results in, or with the giving of notice or lapse of time or both, would result in, the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect. All Vessel certificates, licenses, permits and/or other operating documents for the Vessels are up-to-date.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid and subsisting leasehold interests in, or valid and subsisting licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) All leased or owned facilities of each Loan Party that are material to the business of such Loan Party are set forth on Schedule 7.01(o). Schedule 7.01(o) describes with particularity each of the fee and leasehold components of each such Facility. As of the Effective Date, each Loan Party has a valid and subsisting leasehold interest in each Lease described on Schedule 7.01(o) to which it is a party. As of the Effective Date, Schedule 7.01(o) accurately identifies each of the current lessors and lessees with respect to each Lease listed on such schedule. Each such Lease is valid, binding and enforceable in accordance with its terms in all material respects and, to the knowledge of each Borrower, is in full force and effect. The Loan Parties have delivered to Collateral Agent, true, correct and complete copies of each such Lease. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except for such consents or approvals which have been obtained. No Loan Party has any knowledge that any other party to any such Lease is in default of its material obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease (except for the failure to pay pre-petition rent arrearages under certain Leases for the period prior to the commencement of the Chapter 11 Cases (the “Pre-Petition Rent Arrearages”) to the extent such Pre-Petition Rent Arrearages are paid within 60 days of the Effective Date).

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it on the Effective Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. As of the Effective Date, there is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) Operating Lease Obligations. On the Effective Date, the aggregate amount of annual payments on all of the Loan Parties’ Operating Lease Obligations is not in excess of $15,000,000.

(r) Environmental Matters. Except as set forth on Schedule 7.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary for companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by any Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 7.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used (i) to repay the Existing DIP Credit Facility, (ii) to pay fees and expenses in connection with the transactions contemplated hereby, (iii) to fund working capital of the Borrowers and the Guarantors, (iv) to the extent necessary after giving effect to the application of the net proceeds from the issuance of the Preferred Stock and available cash of the Borrowers, to effect the Senior Secured Notes Redemption, and (v) for other general corporate purposes. The Letter of Credit Accommodations will be used for general corporate and working capital purposes.

(u) Location of Bank Accounts. Schedule 7.01(u) sets forth a complete and accurate list, as of the Effective Date, of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(v) Intellectual Property. Except as set forth on Schedule 7.01(v), each Loan Party owns or licenses or otherwise has the right to use all licenses, service marks, tradenames, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and other intellectual property rights that are necessary for the operation of its business, without infringement or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 7.01(v) is a complete and accurate list as of the Effective Date of all such licenses (other than commercial software licenses generally available to the public), tradenames, patents, patent applications, registered trademarks and service marks, trademark and service mark applications, registered copyrights, copyright applications, internet domain names and other intellectual property rights of each Loan Party, in each case, to the extent such intellectual property rights or other rights are necessary for the operation of its business. No slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w) Material Contracts. Set forth on Schedule 7.01(w) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing any material amendments and modifications thereto. As of the Effective Date, each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(x) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(y) Employee and Labor Matters. Except as set forth on Schedule 7.01(y), there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance that would be material to the business of any Loan Party or arbitration proceeding pending or, to the best knowledge of any Loan Party, threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of any Loan Party, threatened against any Loan Party (that would be material to the business of any Loan Party) and (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. Except as set forth on Schedule 7.01(y), no Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state or foreign law, which remains unpaid or unsatisfied. Except as set forth on Schedule 7.01(y), the hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements other than violations of immaterial obligations of any Loan Party resulting in immaterial liabilities incurred by any Loan Party. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(z) Customers and Suppliers. Except as set forth on Schedule 7.01(z), there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand, which, in any such case, could reasonably be expected to have a Material Adverse Effect; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(aa) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 7.01(aa) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(bb) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit and consignment Inventory in an aggregate amount not to exceed $6,000,000 at any time) with an aggregate Book Value in excess of $100,000 other than (i) those locations listed on Schedule 7.01(bb) and (ii) any other locations approved in writing by the Agents from time to time. Schedule 7.01(bb) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(cc) Bankruptcy Matters. The Confirmation Order is a “Final Order” (as such term is defined in the Plan of Reorganization); no motion, request or application seeking relief from or revocation of the Confirmation Order has been filed under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous Federal Rule of Bankruptcy Procedure, or under 11 U.S.C. § 1144; and, but for the occurrence of the funding of the Loans on the Effective Date all conditions precedent to the occurrence of the “Effective Date” (as such term is defined in the Plan of Reorganization) have occurred or will occur concurrently with the funding of the Loans on the Effective Date.

(dd) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 6.01(e)(vi), the recording of the Mortgages in such office or offices as may be necessary or, in the opinion of the Agents, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby, and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements and the recording of the Mortgages, in each case in accordance with applicable law and (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights.

(ee) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents and before and after giving effect to each Loan and Letter of Credit, the Loan Parties on a consolidated basis are Solvent.

(ff) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto (in the manner described in the Section of this Agreement corresponding to such Schedule), is correct and accurate and does not omit to state any information material thereto.

(gg) Guarantors. Except as set forth on Schedule 7.01(gg) and for their guaranty of the Obligations, the Guarantors do not (i) engage in any operating businesses, (ii) have any assets in excess of $1,000,000 in the aggregate, and/or (iii) have any liabilities or obligations in excess of $1,000,000 in the aggregate.

(hh) Vessels. As of the Effective Date, no Loan Party owns any Vessels other than the Vessels set forth on Schedule V-1.

ARTICLE VIII

COVENANTS OF THE LOAN PARTIES

Section 8.01 Affirmative Covenants. So long as any principal of or interest on any Loan, Letter of Credit Obligation or any other Obligation (whether or not due), other than indemnification obligations for which no claim has been asserted, shall remain unpaid or any Lender shall have any Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) upon the earlier of (A) the public filing with the SEC of the Parent’s SEC Form 10-Q and (B) 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries, commencing with the fiscal quarter of the Parent and its Subsidiaries ending December 31, 2004, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) upon the earlier of (A) the public filing with the SEC of the Parent’s SEC Form 10-K and (B) 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the Parent and its Subsidiaries, accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Administrative Agent and the Collateral Agent (which opinion shall be without (I) any qualification or exception as to the scope of such audit, or (II) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 8.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the fiscal month of the Parent and its Subsidiaries ending December 31, 2004, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year (commencing with the Fiscal Year ended 2005) and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries, as at the end of such fiscal month and the results of operations and cash flows of the Parent and its Subsidiaries, each for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal quarterly or year-end adjustments, including audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 8.01(a), a certificate of an Authorized Officer of the Parent (I) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, and (II) commencing on the first date on which financial covenants are tested under Section 8.03, attaching a schedule showing the calculations described in Section 8.03;

(v) [Intentionally Omitted];

(vi) a Borrowing Base Certificate, as soon as available and in any event not later than the fifteenth calendar day of each fiscal month commencing with January 2005, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (x) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless the

Administrative Agent, in its Permitted Discretion, disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Administrative Borrower and (y) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Administrative Agent’s good faith judgment shall control;

(vii) as soon as available and in any event not later than 45 days after the end of each Fiscal Year (provided, however, with respect to the Fiscal Year ended December 31, 2004, not later than March 31, 2005), financial projections, supplementing and superseding the financial projections referred to in Section 7.01(g)(ii), in form and substance satisfactory to the Agents, for the current Fiscal Year for the Parent and its Subsidiaries, such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time prepared and from the best information available to the Parent at the time prepared;

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (unless, in the written opinion of counsel of such Loan Party, such disclosure would be unlawful) other than routine or non-material inquiries by such Governmental Authority;

(ix) as soon as possible, and in any event within (A) 3 Business Days after the occurrence of an Event of Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect and (B) 5 Business Days after the occurrence of a Default, the written statement of an Authorized Officer of the Parent setting forth the details of such Event of Default or Default or such other event or development and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as possible and in any event within 15 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Parent setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within five days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi) promptly after the commencement thereof but in any event not later than 7 Business Days after the earlier of (A) service of process with respect thereto on any Loan Party, or (B) the obtaining of knowledge thereof by any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

(xii) as soon as possible and in any event within 10 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiii) as soon as possible and in any event within 10 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xiv) promptly, and in any event within 10 Business Days after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xv) promptly, and in any event within 10 Business Days upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof (other than internal audit reports prepared by an independent third party performing in-house audit functions); and

(xvi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Each Loan Party agrees that their independent certified public accountants are authorized to communicate with the Agents and to release to the Agents whatever financial information concerning the Loan Parties that the Agents reasonably may request, provided, that no Loan Party shall be required to waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by any Agent pursuant to or in accordance with this Agreement. Each Loan Party agrees that any Agent may contact directly any such accounting firm or service bureau in order to obtain such information, provided that, so long as no Event of Default shall then exist, such Agent shall provide Administrative Borrower with prior written notice.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Agents promptly and in any event within 10 Business Days after the formation or acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement, if required by the Agents, together with (x) certificates evidencing all of the Capital Stock of any Person directly owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, if available or if customarily obtained for similar real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Agents may require whether comparable to the documents required under Section 8.01(n) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agents in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such security agreement, pledge agreement, or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agents.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable material laws, rules, regulations and orders (including, without limitation, all Environmental Laws, the Plan of Reorganization and the Confirmation Order), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, other than, in the case of clauses (i) and (ii) above, taxes, assessments and governmental charges and levies and other claims the aggregate amount of which does not at any time exceed $250,000.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its material business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (accompanied, at their own expense, by representatives of any Lender that wishes to participate) at any time and from time to time (but without undue disruption of the business of the Loan Parties) during normal business hours and, in the absence of a continuing Event of Default, with prior notice to the Administrative Borrower, in each case at the expense of the Parent, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals (and, after the occurrence and during the continuance of an Event of Default in which all or any portion of the Loans have been declared due and payable in accordance with Section 10.01 hereof, a Phase I Environmental Site Assessment and, if requested by any Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its Authorized Officers (or, with the consent of any Authorized Officer, such consent not to be unreasonably withheld or delayed, such other officers or employees as any Agent may reasonably request) or independent accountants. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 8.01(f), provided that, so long as no Event of Default shall have occurred and be continuing, such Agent shall provide prior written notice to the Administrative Borrower.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, property and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents, and shall not be less than the adequacy and scope than the insurance maintained by the Borrowers and their Subsidiaries on the Effective Date. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause, provided, that, in the absence of a continuing Event of Default, insurance payments of less than $500,000 in any Fiscal Year may be paid directly to the Borrowers and their Subsidiaries. All certificates of insurance are to be delivered to the Agents and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. The proceeds of such insurance shall be delivered by the Collateral Agent to the Administrative Agent to be applied in accordance with the terms of Sections 2.05 or 5.04 of this Agreement, as applicable. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, any Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on Agents’ part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Agents and the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Agents any documentation of such compliance which any Agent may reasonably request; (iii) provide the Agents written notice within ten (10) days of any Release of a Hazardous Material in excess of any legal or otherwise permissible quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required under Environmental Laws; (iv) promptly, and in any event before any Governmental Authority exercises its statutory right to file an Environmental Lien, pay or reimburse any monetary obligations, losses, liabilities, damages or costs and expenses incurred by any Governmental Authority as a result of any Remedial Action performed at the Facilities operated by any Loan Party; (v) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action (other than notices of violation or citations that are provided for in (C)) or notice that an Environmental Action (other than notices of violation or citations that are provided for in (C)) will be filed against any Loan Party or any of its Subsidiaries; (C) notice of a violation, citation or other administrative order which could cause any of the Loan Parties to incur more than $1,000,000 individually or $5,000,000 in the aggregate; and (D) written or oral notification that a Governmental Authority has incurred over $1,000,000 in monetary obligations, losses, liabilities, damages or costs and expenses as a result of any Remedial Action performed at any Facility operated by the Loan Parties; (vi) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the Handling, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence, Handling, or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence, Handling, or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender; (vii) maintain and preserve all Environmental Permits necessary to operate, use or occupy each of the Loan Parties’ material businesses, Facilities, operations, properties and assets; (viii) maintain and comply with all financial assurance requirements under RCRA and any similar Environmental Law, as specifically set forth but not limited to 40 C.F.R. 264 and 265, necessary to operate, use or occupy each of the Loan Parties’ businesses, Facilities, operations, properties and assets; (ix) comply with all applicable writs, orders, consent decrees, judgments, injunctions, written communications by any Governmental Authority, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws; (x) provide the Agents with prompt written notice in the event the Loan Parties are required to spend more than $1,000,000 individually or $5,000,000 in the aggregate to comply with any Environmental Laws that have been promulgated and enacted by a Governmental Authority throughout the term of this Agreement; and (xi) file and submit truthful and complete representations, including, without limitation, applications, warranty statements and accompanying materials provided in support of such representations, submitted by the Loan Parties to obtain insurance.

Without limiting the generality of the foregoing, whenever the Agents reasonably determine that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party in order to avoid any material non-compliance, with any Environmental Law which could result in the imposition of substantial fines or penalties or otherwise materially and adversely affect the business, assets or prospects of the Loan Parties on a consolidated basis, the Loan Parties shall, at any Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer acceptable to such Agent to conduct such assessments, investigations or tests of the site where any Loan Party’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Agents a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to the Agents a supplemental report of such engineer whenever the scope of such non-compliance, or the applicable Loan Party’s response thereto or the estimated costs thereof, shall change in any material respect.

The Loan Parties acknowledge and agree that neither the Loan Documents or the actions of any Agent or any Lender pursuant thereto shall operate or be deemed (i) to place upon any Agent or any Lender any responsibility for the operation, control, care, service, management, maintenance or repair of property or facilities of the Loan Parties (except in cases where an Agent or Lender has taken possession or control of any property, either through foreclosure or alternative legal means) or (ii) to make any Agent or any Lender the “owner” or “operator” of any property or facilities of the Loan Parties or a “responsible party” within the meaning of applicable Environmental Laws. The indemnification provisions of this Section 8.01(j) shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected, first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law each Loan Party (i) authorizes the Administrative Agent and the Collateral Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Collateral Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party (including, without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import), and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 10 Business Days’ prior written notice of any change in the location of any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location), and, in the case of the relocation of Equipment for purposes of repairs in the ordinary course of business, prompt (but in any event no more than 5 Business Days’) written notice after such relocation of Equipment with a Book Value in excess of $500,000 (when aggregated with all other Collateral at the same location), in each case, other than to locations set forth on Schedule 7.01(bb) or with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agents for the benefit of the Agents and the Lenders from time to time, solely for convenience in maintaining a record of Collateral, such written statements and schedules as the Agents may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $5,000,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party that is acquired after the Effective Date which is not owned by a Loan Party and (ii) at any time that the book value of the Collateral located on any real property of a Loan Party that is existing on the Effective Date which is not owned by a Loan Party and with respect to which such Loan Party was not required to deliver a written landlord waiver, collateral access agreement or similar agreement pursuant to Section 6.01(e)(xxiv) on the Effective Date exceeds the book value of the Collateral located on any such real property on the Effective Date by more than $2,500,000 (when aggregated with all other Collateral at the same location), obtain (or in the case of clause (ii) above, exercise commercially reasonable efforts to obtain) written landlord waivers, collateral access agreements or similar agreements, in form and substance reasonably satisfactory to the Agents; provided, that (x) in the event the Loan Parties are unable to obtain any such written subordination or waiver the Administrative Agent may in its reasonable discretion (or shall, if requested by the Collateral Agent) establish such reserves as it deems necessary with respect to any such Collateral and (y) no Loan Party shall be required to obtain written subordinations or waivers for any real property in which a Loan Party leases the subterranean mineral rights but owns in fee the surface rights to the real property in which such leased subterranean minerals are located.

(n) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest or any leasehold interest (other than leases for office space) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $500,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding $75,000 the aggregate in the case of such leasehold interest, promptly so notify the Agents, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (the ”Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and in the case of a leasehold interest, a landlord waiver pursuant to Section 8.01(m) above) and the other documents referred to below. Upon receipt of such notice requesting a Mortgage and any other documents referred to below, the Person which has acquired such After Acquired Property shall, to the extent requested by the Collateral Agent, promptly furnish to the Agents the following, each in form and substance satisfactory to the Agents: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form, (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Agents, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) if available or if customarily obtained for similar real property, a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) if available or if customarily obtained for similar real property, Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Agents, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest and an attornment and nondisturbance agreement between the landlord (and any fee mortagee) with respect to such real property and the Collateral Agent, and (vii) such other documents or instruments (including guarantees and opinions of counsel) as the Agents may reasonably require. The Parent shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, in connection with each Loan Party’s obligations under this Section 8.01(n).

(o) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Administrative Agent and the Collateral Agent consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(p) Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit Accommodations in accordance with Section 7.01(t).

(q) Vessel Covenants. (i) Maintain a current U.S. Coast Guard certification for each Vessel (to the extent such Vessel is in active service), (ii) comply with (A) all U.S. Coast Guard requirements for the type of service the Vessels are engaged in, (B) all manning requirements, and (C) all requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage and (iii) promptly, satisfy all maritime Liens, other than Permitted Liens.

(r) Leases. Exercise each individual option, if any, to renew or extend the term of any Lease upon demand by any Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and each individual Loan Party hereby expressly authorizes and appoints the Collateral Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Loan Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; provided, however, that such Loan Party shall not be obligated to exercise any option to renew or extend the term of any Lease, and Collateral Agent shall not have any right to exercise any such option in the name or on behalf of such Loan Party, unless the failure to do so will have a Material Adverse Effect. If either Agent shall determine, in its Permitted Discretion, that the failure to exercise any such renewal or extension option has resulted or will result in a Material Adverse Effect, the Collateral Agent shall have the right, at its option, to take any or all of the actions afforded to the Collateral Agent, on behalf of the Lenders, under this Agreement or under applicable law, including, without limitation, the right to exercise any such renewal or extension option in the name and on behalf of the applicable Loan Party. For purposes of this Section 8.01(r), any Loan Party’s failure to renew or extend any Lease shall not be deemed to result in a Material Adverse Effect solely by virtue of the fact that such non-renewal or non-extension will, by definition, cause the applicable Lease to expire, thereby terminating the Mortgage on such Lease and making it impossible for such Loan Party to continue to perform its obligations with respect to such Lease under the applicable Loan Documents. Notwithstanding anything set forth herein to the contrary, each Loan Party shall be obligated to renew or extend any Lease which is identified as a “material lease” on Schedule 7.01(o), unless such Loan Party obtains the prior written consent of the Collateral Agent in its Permitted Discretion to such Loan Party’s proposed non-renewal or non-extension of the Lease in question.

(s) Post-Closing Covenants. (i) If Collateral Agent records a Mortgage on either the Facility located in Velarde, New Mexico or Kings Mountain, North Carolina in accordance with Section 6.01(e)(iii) hereof, promptly, but in any event within 10 days after any Agent requests, deliver each of the following, each in form and substance satisfactory to the Agents: (A) a Title Insurance Policy, and (B) such other documents or instruments (including guarantees and opinions of counsel, but not opinions as to the enforceability of the Mortgages) as the Agents may reasonably require; and

(ii) With respect to any Loan Party that amended its charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document on the Effective Date as contemplated by Section 6.01(e)(xii), deliver to each Agent, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Loan Party certified by an appropriate official of the state of organization of such Loan Party within 30 days (or 60 days in the case of any Loan Party formed under the laws of the Commonwealth of Pennsylvania) after the Effective Date, together with a certificate of a Secretary or an Assistant Secretary of such Loan Party certifying that such document is in the same form as the document delivered to the Agents on the Effective Date and attached to the certificate of Secretary or Assistant Secretary of such Loan Party referred to in Section 6.01(e)(xii);

(iii) Use its best efforts to deliver to the Collateral Agent, as soon as possible, but in any event within 45 days following the Effective Date (such date, the “Release Deadline”), mortgage releases with respect to each mortgage filed against any Facility or any Vessel to secure the payment of the Senior Secured Notes, executed by the Senior Secured Noteholders and/or the collateral agent for such Senior Secured Noteholders, as necessary to release such mortgages, which releases shall be in form and substance satisfactory to the Collateral Agent; provided, that if such releases are not delivered to the Collateral Agent on or prior to the Release Deadline, no Event of Default shall occur under this clause (iii) if, on the Release Deadline, the Loan Parties file, and thereafter diligently and in good faith prosecute, a motion with the Bankruptcy Court, satisfactory in form and substance to the Collateral Agent, seeking to compel each Senior Secured Noteholder and/or the collateral agent for such Senior Secured Noteholders, as necessary, to deliver to the Collateral Agent (to the extent not previously so delivered), such releases and/or any other documentation necessary to release all of the mortgages filed against the Facilities and the Vessels to secure the payment of the Senior Secured Notes;

(iv) Use its best efforts to deliver to the Collateral Agent, as soon as possible, but in any event, not later than ten (10) days following the Effective Date, landlord waivers, collateral access agreements or similar agreements with respect to the following leased properties of the Loan Parties: (A) the headquarters property located at North Point Tower, Cleveland Ohio 44114, (B) the port facility located in Portage, Indiana 46368-1379, (C) the port facility located in Erie, Pennsylvania 16512-0179 , (D) the property located at 684 Parkway Drive, Buchanan, Virginia 24066, and (E) the property located at 486 Clinch Valley Road, Luttrell, Tennessee 37779, each of which agreements shall be in form and substance satisfactory to the Collateral Agent;

(v) Within 60 days of the Effective Date, pay all Pre-Petition Rent Arrearages, and deliver to each Agent a certificate of an Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Parent, in form and substance reasonably satisfactory to the Agents, stating that all such Pre-Petition Rent Arrearages have been paid in full within 60 days of the Effective Date; and

(vi) Within 65 days of the Effective Date, deliver amendments or acknowledgements to each Cash Management Agreement (other than those Cash Management Agreements to which KeyBank National Association is the Cash Management Bank), executed by the applicable Cash Management Bank, as to such matters as reasonably determined by, and in form and substance reasonably satisfactory to, each Agent.

Section 8.02 Negative Covenants. So long as any principal of or interest on any Loan, Letter of Credit Obligation or any other Obligation (whether or not due), other than indemnification obligations for which no claim has been asserted, shall remain unpaid or any Lender shall have any Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment or equipment no longer used in the ordinary course of business, (C) sell or otherwise dispose of other property or assets in an aggregate amount not less than the fair market value of such property or assets (in each case, for consideration comprised of at least 75% cash), (D) enter into licensing arrangements entered into in the ordinary course of business, and (E) sell or otherwise dispose of its properties or assets to any other Loan Party; provided that the Net Cash Proceeds of such Dispositions (w) in the case of clause (B) above, does not exceed $2,000,000 in the aggregate in any Fiscal Year, (x) in the case of clause (C) above, does not exceed $1,000,000 in the aggregate in any Fiscal Year, (y) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c), and (z) in the event that any Revolver Priority Collateral associated with the Mica Business is not sold in connection with any sale of the Mica Business, such Revolver Priority Collateral shall be deemed to be ineligible for Availability purposes by the Administrative Agent in its Permitted Discretion;

(ii) any Loan Party may be merged into another Loan Party, or may be consolidated with another Loan Party, so long as (A) if any Borrower is one of the parties to any such merger, a Borrower shall be the sole surviving entity of such merger, (B) no other provision of this Agreement would be violated thereby, (C) such Loan Party gives the Agents at least 15 days’ prior written notice of such merger or consolidation, (E) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (E) the Agents’ and the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation;

(iii) any Subsidiary that is not a Significant Subsidiary may wind-up its business and operations, liquidate or dissolve so long as (A) no other provision of this Agreement would be violated thereby, and (B) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction;

(iv) the Loan Parties may make asset sales constituting Permitted Dispositions, provided that (A) except with respect to the sale of the Mica Business of the Loan Parties as described on Schedule 8.02(c) hereto, no such asset shall be sold for less than 100% of its appraised value set forth on the most recent appraisal obtained by the Agents (for consideration comprised of at least 75% cash), (B) with respect to the sale of the Mica Business as described on Schedule 8.02(c) hereto, (x) the terms of such sale shall be subject to the approval of the Parent’s Board of Directors and (y) such assets shall not be sold for consideration comprised of less than 75% cash, and (C) the Net Cash Proceeds of the Dispositions described in clauses (A) and (B) above are paid to the Administrative Agent for the benefit of the Lenders to the extent required pursuant to the terms of Section 2.05(c); and

(v) the Borrowers may enter into Permitted Acquisitions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 7.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:

(i) investments existing on the date hereof, as set forth on Schedule 8.02(e) hereto, but not any increase in the amount thereof (other than accretion in value) as set forth in such Schedule or any other modification of the terms thereof,

(ii) loans and advances to any Loan Party,

(iii) Permitted Investments, provided that (A) the Collateral Agent has a first priority perfected Lien in such Permitted Investments, and (B) if at the time any Permitted Investment is made, there are outstanding Revolving Loans, then the aggregate initial value of any Permitted Investment may not exceed $1,000,000.

(iv) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes,

(v) loans and advances to employees of the Loan Parties in the ordinary course of business and not exceeding in the aggregate amount at any one time outstanding $500,000,

(vi) investments received in connection with an Insolvency Proceeding of any supplier, customer or other Person having an obligation in favor of any Loan Party as a result of a settlement of delinquent obligations of, or other disputes with, such customer, supplier or such other Person arising in the ordinary course of business,

(vii) (A) investments not constituting loans or advances by any Loan Party in any other Loan Party and (B) investments constituting loans or advances by any Borrower in any other Borrower, provided that, such loans or advances shall be evidenced by a promissory note, in form and substance satisfactory to Collateral Agent, which shall be pledged and delivered to the Collateral Agent (together with an allonge duly executed in blank by the obligee on such note) and the Indebtedness evidenced by such promissory note shall be expressly subject to Section 12.06 of this Agreement;

(viii) investments permitted under clause (f) of the definition of “Permitted Indebtedness”,

(ix) investments in deposit accounts in the ordinary course of business,

(x) security deposits required by utility companies or other Persons in a similar line of business made in the ordinary course of business,

(xi) investments in an aggregate amount not in excess of $1,000,000 maintained at Key Bank National Association in connection with the deposit accounts maintained with, and the cash management services provided by, Key Bank National Association, and

(xii) Permitted Acquisitions.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 8.02, and (B) Operating Lease Obligations which would not cause the aggregate annual payments of all Operating Lease Obligations (I) with respect to leases entered into after Effective Date owing by all Loan Parties and their Subsidiaries to exceed $7,500,000 in any Fiscal Year and (II) with respect to leases whether entered into before or after the Effective Date owing by all Loan Parties and their Subsidiaries to exceed $18,500,000 at any time outstanding.

(g) Capital Expenditures. For each Fiscal Year set forth below, make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all such Capital Expenditures arising from purchases made or Capitalized Leases entered into by the Loan Parties and their Subsidiaries in such Fiscal Year to exceed the exceed the amount set forth below corresponding to such Fiscal Year:

Month	Amount
Fiscal Year 2005 and each Fiscal Year thereafter	$22,500,000

; provided, that (i) if at the end of any Fiscal Year set forth above, the amount specified above for Capital Expenditures during such Fiscal Year exceeds the aggregate amount of Capital Expenditures actually made or incurred by the Borrowers or any of their Subsidiaries on a consolidated basis during such Fiscal Year (the amount of such excess being referred to herein as the “Excess Amount”), the Loan Parties shall be entitled to make additional Capital Expenditures in any succeeding Fiscal Year in an aggregate amount equal to the lesser of (A) 50% of such Excess Amount and (B) $3,000,000 and (ii) Capital Expenditures made pursuant to this Section 8.02(g) during any Fiscal Year shall be deemed made first, in respect of amounts permitted for such Fiscal Year as provided above (without giving effect to amounts carried over from any prior Fiscal Year pursuant to clause (i) above) and second, in respect of the Excess Amount carried over from any prior Fiscal Year pursuant to clause (i) above. If at the end of any Fiscal Year set forth above, the Consolidated EBITDA of the Parent and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such Fiscal Year exceeds the Projected Consolidated EBITDA of the Parent and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such Fiscal Year (the amount of such excess being referred to herein as the “EBITDA Excess Amount”), then the Loan Parties shall be entitled to make additional Capital Expenditures in the next succeeding Fiscal Year in an aggregate amount equal to the lesser of (x) 25% of such EBITDA Excess Amount and (y) $3,000,000, provided that, notwithstanding the foregoing, Capital Expenditures made pursuant to this Section 8.02(g) during any Fiscal Year shall be deemed made first, in respect of amounts permitted for such Fiscal Year as provided above (without giving effect to (I) amounts carried over from any prior Fiscal Year pursuant to clause (i) above or (II) any increases in the amounts specified above in respect of the EBITDA Excess Amount), second, in respect of the Excess Amount carried over from any prior Fiscal Year pursuant to clause (i) above, and third, in respect of the EBITDA Excess Amount for such Fiscal Year.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however,

(w) dividends or other distributions may be made to any Loan Party by any other Loan Party;

(x) Parent may issue Capital Stock to employees and managers in connection with the exercise of their stock options in accordance with the terms and provisions of the Management Stock Plan;

(y) Parent may pay cash dividends on the Preferred Stock, provided that, (A) such dividends are paid not earlier than the third anniversary after the Effective Date, (B) immediately before and immediately after giving effect to such payment, no Default or Event of Default shall exist, (C) immediately before and immediately after giving effect to such payment, Borrowers shall have Excess Availability of at least $20,000,000, (D) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries (I) for the period of four (4) consecutive fiscal quarters ended immediately prior to the date of such payment for which there are available financial statements and (II) on a pro forma basis for the period of four (4) consecutive fiscal quarters ending immediately after the date of such payment, in each case, is greater than 3.00 to 1.00, and (E) the Agents have received a certificate, in form and substance reasonably satisfactory to the Agents, signed by the chief financial officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Parent, certifying as to the matters set forth in subclause (D) of this clause (y) and setting forth in reasonable detail the calculations required to establish compliance therewith; and

(z) the Parent may repurchase the Preferred Stock in an amount equal to the unused portion of the Excluded Equity Proceeds, provided that (A) immediately before and immediately after giving effect to such payment, no Default or Event of Default shall exist, (B) immediately before and immediately after giving effect to such payment, Borrowers shall have Excess Availability of at least $20,000,000, and (C) the Borrowers have first made all prepayments of the Loans required under Section 2.05(c)(vi)(B).

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, and (iii) transactions permitted by Section 8.02(e).

(k) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness (including, without limitation, the Vessel Term Loan Agreement and the MLO Contract) if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or make any payment in respect of the MLO Contract or the MLO Guaranty, except as expressly permitted by the subordination terms contained therein on the Effective Date (or as such subordination provisions are amended from time to time in accordance with the terms thereof as in effect on the Effective Date), or give any notice with respect to any of the foregoing; provided, however, that (A) payments may be made solely on the Effective Date with respect to the Indebtedness evidenced by the Senior Secured Notes in accordance with the Senior Secured Notes Redemption and (B) so long as both before and after giving effect to such payment, no Default or Event of Default shall exist, the Borrowers may prepay the outstanding principal amount of the Vessel Term Loan in an amount equal to the unused portion of the Excluded Equity Proceeds after first making all payments of the Loans required under Section 2.05(c)(vi)(B), (iii) except as permitted by Section 8.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (it being understood that if any Loan Party that is a partnership or a limited liability company, or any Loan Party with any Subsidiary that is a partnership or a limited liability company, amends or modifies its organizational documents to cause such partnership interests or membership interests to (A) be dealt in or traded on securities exchanges or in securities markets, (B) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (C) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (D) be evidenced by a certificate, such amendment or modification shall be deemed to reasonably be expected to have a Material Adverse Effect).

(1) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(m) Compromise of Accounts. Compromise or adjust any Account (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than in the ordinary course of its business consistent with historical practices, provided, however, in no event shall all such discounts, allowances and credits exceed $500,000 in any Fiscal Year and no such extension of the time for payment extend beyond 30 days from the original due date thereof, in each case without the prior written consent of the Administrative Agent.

(n) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment in excess of $1,000,000 to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(o) Environmental. Permit the Handling or Release of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws and so long as such Handling or Release disposal of Hazardous Materials does not result in a Material Adverse Effect.

(p) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract if such amendment, change or waiver would (i) have an adverse effect on the Collateral or on Collateral Agent’s rights in any of the Collateral or (ii) otherwise be adverse to the Agents or the Lenders.

(q) Maritime Industry Standards. (i) Permit any Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition, (ii) permit any charterer of any Vessel to operate any Vessel out of a port other than a United States port, or (iii) remove any Vessel from the United States.

(r) Cancellation of Indebtedness. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

(s) No Impairment of Intercompany Transfers. Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Loan Party to any Loan Party or between Loan Parties.

(t) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 8.02(t) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(C) in the case of clause (iv) above, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(D) in the case of clause (iv) above, any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(u) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants; provided, however, that the Parent may issue Capital Stock so long as the Net Cash Proceeds are applied in accordance with Section 2.05(c)(vi) hereof.

(v) Senior Secured Notes Redemption. Use, transfer, or apply any of the proceeds from the issuance and sale of the Preferred Stock on the Effective Date for any purpose other than the payment of Indebtedness evidenced by the Senior Secured Notes and the payment of fees and expenses in connection with the Senior Secured Notes Redemption.

(w) Location of Assets. Maintain, or permit any of their Subsidiaries to maintain, assets outside of the United States, provided that up to 5% of the consolidated assets of the Parent and its Subsidiaries in the aggregate may be maintained in Canada and Mexico.

Section 8.03 Financial Covenants. So long as any principal of or interest on any Loan, any reimbursement obligation with respect to any Letter of Credit or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit

Commitment, Term Loan A Commitment or Term Loan B Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the applicable amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
March 31, 2005	$47,000,000
June 30, 2005	$47,500,000
September 30, 2005	$48,000,000
December 31, 2005	$48,500,000
March 31, 2006	$48,500,000
June 30, 2006	$49,500,000
September 30, 2006	$51,000,000
December 31, 2006	$51,500,000
March 31, 2007	$51,500,000
June 30, 2007	$53,000,000
September 30, 2007	$54,000,000
December 31, 2007	$55,000,000
March 31, 2008	$55,000,000
June 30, 2008	$56,000,000
September 30, 2008	$57,500,000
December 31, 2008 and each fiscal quarter thereafter	$58,000,000

(b) Excess Availability. Permit Excess Availability to be less than $5,000,000 at any time.

(c) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Ratio
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.40 to 1.00
June 30, 2006	1.35 to 1.00
September 30, 2006	1.30 to 1.00
December 31, 2006	1.25 to 1.00
March 31, 2007	1.25 to 1.00
June 30, 2007	1.30 to 1.00
September 30, 2007	1.35 to 1.00
December 31, 2007	1.35 to 1.00
March 31, 2008, and each fiscal quarter thereafter	1.40 to 1.00

ARTICLE IX

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS AND OTHER COLLATERAL

Section 9.01 Cash Management. (a) As of the Effective Date, the Loan Parties shall (i) cause all cash and all proceeds from accounts receivable and the sale of Inventory constituting Revolver Priority Collateral Proceeds to be deposited into the Cash Management Accounts that are deposit accounts in the ordinary course of business of the Loan Parties consistent with past practice, (ii) cause all funds in such Cash Management Accounts that are deposit accounts to be transferred into the Cash Concentration Account in accordance with

Section 9.01(g) below, (iii) cause all cash deposited in the Cash Concentration Account to be sent by wire transfer to the Administrative Agent’s Account on a daily basis, (iv) instruct the Administrative Agent to cause all funds transferred to the Administrative Agent’s Account to be credited to the Loan Account and applied to reduce the Obligations outstanding from time to time, and (v) take all such actions as the Administrative Agent deems necessary or advisable to send all remittances with respect to, or other Proceeds of, Revolver Priority Collateral to the Administrative Agent’s Account to be applied to the Obligations, and (vi) have executed and delivered to the Administrative Agent (A) a Cash Management Agreement with respect to each Cash Management Account, (B) a Concentration Account Agreement with respect to the Cash Concentration Account, and (C) any similar agreements that may be reasonably required by the Administrative Agent to establish the full cash dominion described above. Upon receipt by any Loan Party of collections of cash and any proceeds of Collateral, the Loan Parties shall immediately deposit all such payments into the Cash Concentration Account, Cash Management Accounts, or any deposit account or other bank account under the dominion and control of the Administrative Agent.

(b) After the occurrence and during the continuance of an Event of Default, each Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral; provided that such notice shall direct that any proceeds of such Collateral be paid directly to the Administrative Agent, for the benefit of Agents and Lenders, and thereafter the Collateral Agent shall have the sole right to collect the Accounts and cause all payments to be made to the Administrative Agent to be deposited in the Administrative Agent’s Account and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Agents, grant any extension of time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 8.02(m).

(c) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors with respect to Accounts, assignments and verifications of Accounts and notices to Account Debtors with respect to Accounts, to send verification of Accounts, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Letter of Credit Obligations and other Obligations under the Loan Documents are Paid in Full and all of the Loan Documents are terminated.

(d) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents and the Lenders shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(e) If any Account includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor. The Administrative Borrower shall notify the Administrative Agent if any Account includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of such Account and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account.

(f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

(g) With respect to each Cash Management Account identified as a deposit account on Schedule 7.01(u), on the last Business Day of each month that the balance in any such account exceeds $5,000, the applicable Loan Party shall initiate a federal funds wire transfer of the balance of all available funds on deposit in such account in excess of $5,000 on such Business Day to the Concentration Account; provided, however, that any time such transfer would be in an amount of less than $1,000, such transfer shall be made only upon the written request of the Administrative Agent. No Loan Party shall at any time maintain a balance in excess of $50,000 for a period exceeding three consecutive days located in an account at a bank or financial institution other than a Cash Management Account or a Concentration Account. Without limiting the foregoing, the aggregate amount of funds maintained by Loan Parties in Local Bank Accounts shall not exceed $500,000 at any time.

Section 9.02 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian reasonably acceptable to the Agents who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All reasonable costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 9.03 Collateral Reporting.

(a) The Borrowers shall provide the Administrative Agent with the following documents in form and detail satisfactory to the Administrative Agent:

(i) as reasonably required by the Administrative Agent, schedules of sales made, credits issued and cash received;

(ii) as soon as possible after the end of each fiscal month of the Parent (but in any event not later than the fifteenth day of the succeeding fiscal month of the Parent), on a monthly basis or more frequently as the Administrative Agent may request: (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory, the value thereof at any leased locations and at premises of warehouses, processors or other third parties and detail of all additions and reductions (cash and non-cash) with respect to inventory), (C) agings of Accounts (together with a reconciliation to the previous month’s aging and general ledger), (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) and (E) a report setting forth all issued and outstanding letters of credit, in each case certified by an Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Parent as being accurate and complete;

(iii) as soon as possible after the end of each fiscal month of the Parent (but in any event not later than the thirtieth day of the succeeding fiscal month) or more frequently as the Administrative Agent may request: (A) a reconciliation of the aging Accounts trial balance of the Loan Parties to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent, (B) a monthly reconciliation of the perpetual Inventory by locations of the Loan Parties to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent, and (C) an aging accounts payable and a reconciliation of that accounts payable aging to the Parent’s general ledger and monthly financial statements delivered pursuant to Section 8.01(a), in each case accompanied by such supporting detail and documentation as may be requested by the Administrative Agent;

(iv) on Tuesday of each week as of the Friday of the immediately preceding week (or the first Tuesday following any week that includes the last day of a calendar month) or at such more frequent intervals as any Agent may reasonably request from time to time, (i) collateral reports with respect to the Borrowers including all additions (supported by invoice registers and/or debt memo registers) and reductions (supported by cash receipts journal and credit memo journal) with respect to Accounts of the Loan Parties and (ii) a Borrowing Base Certificate referred to in Section 8.01(a)(vi) in each case accompanied by such supporting detail and documentation as may be requested by any Agent;

(v) upon the Administrative Agent’s reasonable request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or any Guarantor; and

(vi) such other reports as to the portion of the Collateral comprised of Inventory and Accounts as the Administrative Agent shall reasonably request from time to time.

(b) If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Administrative Agent and to follow the Administrative Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

Section 9.04 Accounts Covenants.

(a) The Administrative Borrower shall notify the Administrative Agent promptly of: (i) any material delay in any Loan Party’s performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or any Guarantor relating to the financial condition of any Account Debtor to the extent the aggregate outstanding amount of Accounts of such Account Debtor exceeds $250,000 and (iii) any event or circumstance which, to the best of any Loan Party’s knowledge, would cause the Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without the Administrative Agent’s consent, except in the ordinary course of a Loan Party’s business in accordance with past practices and policies. Subject to Section 8.02(m), as long as no Event of Default has occurred and is continuing, Loan Parties may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to the Administrative Agent or schedule thereof delivered to the Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to the Administrative Agent in accordance with this

Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Loan Party’s business in accordance with past practices and policies previously disclosed to the Administrative Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Administrative Agent in accordance with the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, state or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) The Administrative Agent shall have the right at any time or times, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Receivables, Inventory or Accounts, by mail, telephone, facsimile transmission or otherwise.

Section 9.05 Inventory Covenants. With respect to the Inventory (other than consignment Inventory and supplies): (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Loan Party’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Loan Parties shall conduct a physical count of the Inventory (i) at any time any Agent may request (provided that (x) any Agent shall make such request no more frequently than once in any calendar year and (y) prior to conducting such physical count of the Inventory, such Agent making such request shall consult with the Parent as to the methodology and survey) and (ii) at any time any Agent may request on or after an Event of Default, and in each case promptly following such physical inventory count shall supply any Agent with a report in the form and with such specificity as may be satisfactory to such Agent concerning such physical count; (c) the Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Administrative Agent and the Collateral Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth on Schedule 7.01(bb) or permitted herein to another such location, and (iii) for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein; (d) upon the Administrative Agent’s request, the Borrowers shall, at their expense, but at any time or times as the Administrative Agent may request on or after an Event of Default, deliver or cause to be delivered to the Administrative Agent written appraisals as to the Inventory in form, scope and methodology acceptable to the Administrative Agent and by an appraiser acceptable to the Administrative Agent, addressed to Agents and Lenders and upon which Agents and Lenders are expressly permitted to rely; (e) the Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) the Loan Parties shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; (i) the Loan Parties shall keep the Inventory in good and marketable condition; and (j) the Loan Parties shall not, without prior written notice to the Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by the Borrower to the Administrative Agent pursuant to Section 9.03(a) hereof, acquire or accept any Inventory on consignment or approval.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrowers shall fail to pay (i) any principal of or interest on any Loan, any Reimbursement Obligation, any Agent Advance when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any fee, indemnity or other amount payable under this Agreement or any other Loan Document within three (3) days of the due date thereof (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) Sections 8.01(b), (c), (d), (f), (h), (l), (m), (n), (o), (p) or (q), Section 8.02 or Section 8.03 or ARTICLE IX, or any Loan Party shall fail to perform or comply (beyond any applicable grace period) with any covenant or agreement contained in any security agreement related to this Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party, (ii) clauses (e), (g), (i), (j) and (k) of Section 8.01 and such failure, if capable of being remedied, shall remain unremedied for 10 days, after the earlier of the date a senior officer of any Loan Party shall become aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, (iii) clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(vii) or (a)(xix) of Section 8.01 and such failure shall remain unremedied for 5 days, (iv) clauses (a)(v), (a)(x), (a)(xvii) and (a)(xviii) of Section 8.01 and such failure shall remain unremedied for 3 days, and (v) clauses (a)(vi), (a)(viii), (a)(ix), (a)(xi), (a)(xii), (a)(xiii), (a)(xiv), (a)(xv) and (a)(xvi) of Section 8.01 and such failure shall remain unremedied for 1 day;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up,

reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (e);

(f) any proceeding shall be instituted against any Loan Party seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(g) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(h) the determination of any Loan Party, whether by vote of such Person’s board of directors or otherwise, to suspend the operation of such Person’s business in the ordinary course, liquidate all or substantially all of such Person’s assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person’s assets (other than in connection with a Permitted Disposition);

(i) any Mortgage, Security Agreement, Pledge Agreement or any other security document related to this Agreement after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on Collateral purported to be covered thereby with an aggregate value in excess of $1,000,000;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $5,000,000 in the aggregate shall be rendered against any Borrower or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (o) if and for so long as (A) the amount of such judgment, order, award or settlement order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) any Borrower or any of its Significant Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) consecutive days which could reasonably be expected to have a Material Adverse Effect;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Borrower or any of its Significant Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis which could reasonably be expected to have a Material Adverse Effect;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Significant Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p) the indictment of any Borrower or any of its Significant Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $3,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA

Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $3,000,000;

(r) (i) any Termination Event with respect to any Employee Plan shall have occurred which results in uninsured or unreimbursed liability, after exhausting all appeals (but not including payment of benefits by the PBGC) exceeding $1,000,000 or (ii) any of the events under (iii), (iv) or (v) of the definition of “Termination Event” which could reasonably be expected to result in a Material Adverse Effect; provided that, with respect to both clause (i) and (ii), such Termination Event (if correctable) shall not have been corrected;

(s) any Borrower or any of its Significant Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which has a Material Adverse Effect;

(t) a Change of Control shall have occurred; or

(u) an event or development occurs which has had a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Administrative Agent, the Required Revolving Loan Lenders, the Required Term A Lenders, or the Required Term B Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Revolving Credit Commitments, whereupon all Revolving Credit Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, (including, but not limited to, the Uniform Commercial Code), hereunder and under the other Loan Documents. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Administrative Agent with respect to each Letter of Credit Accommodation then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit Accommodation may be drawn. Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

If during the continuance of an Event of Default the Collateral Agent is requested to exercise enforcement rights and remedies under clause (iii) of the preceding paragraph with respect to the Collateral, the Collateral Agent shall (and is hereby authorized by the Lenders) to commence and diligently pursue in good faith the exercise of its enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral so long as Collateral Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents and/or under applicable law (including, without limitation, any or all of the following: solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting, and selling all or a material portion of the Collateral, the opposition of the use of cash collateral or sale of assets in any Insolvency Proceeding, the commencement of any action to foreclose on its Lien on all or any material portion of the Collateral, notification of account debtors to make payments to the Administrative Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral), provided that (A) such Event of Default has not been waived or cured, (B) in the good faith determination of Collateral Agent, exercising such enforcement rights and remedies is permitted under the terms of the Loan Documents and applicable law, (C) exercising such enforcement rights and remedies will not result in any liability of Collateral Agent, the Administrative Agent or the Lenders to any Loan Party or any other Person, (D) the Agents shall be entitled to all of the benefits of Section 11.05 of this Agreement in connection with exercising such enforcement rights and remedies, and (E) in the case of the Revolver Priority Collateral, the Collateral Agent shall not be required to exercise such enforcement rights and remedies so long as the Collateral Agent shall appoint the Administrative Agent as an agent of the Collateral Agent for purposes of exercising such enforcement rights and remedies with respect to the Revolver Priority Collateral. Any sale or other disposition of As-Extracted Collateral of the same type and from the same location by the Collateral Agent or the Administrative Agent, including As-Extracted Collateral constituting both Revolver Priority Collateral and Term Priority Collateral, shall be deemed to be sold or disposed of in the order that such Collateral was extracted from the ground at such location of the Loan Parties. All such actions shall be taken by the Collateral Agent or the Administrative Agent, as applicable, to realize a commercially reasonable value from the Collateral within a commercially reasonable time.

ARTICLE XI

AGENTS

Section 11.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) in the case of the Administrative Agent, to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02(c), to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) in the case of the Administrative Agent and the Collateral Agent, to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) in the case of the Administrative Agent and the Collateral Agent, to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) in the case of the Administrative Agent and the Collateral Agent, subject to Section 11.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit Accommodation and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 11.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 11.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 13.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 5.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 11.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 11.05 Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s or the L/C Issuer’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 11.06 Agents Individually. With respect to its Pro Rata Share of each of the Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders”, “Required Revolving Loan Lenders”, “Required Term A Lenders”, “Required Term B Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Revolving Loan Lenders, the Required Term A Lenders, the Required Term B Lenders or the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 11.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders with, in the absence of a continuing Default or Event of Default, the consent of the Administrative Borrower, such consent not to be unreasonably withheld or delayed, shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agents with, in the absence of a continuing Default or Event of Default, the consent of the Administrative Borrower, such consent not to be unreasonably withheld or delayed, shall then appoint a successor

Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agents, appoint a successor Agent as provided above.

Section 11.08 Collateral Matters.

(a) Subject to the terms of a separate written agreement among the Agents and the Lenders, the Administrative Agent and the Collateral Agent may from time to time make such disbursements and advances (“Agent Advances”) which such Agent, in its reasonable discretion (or during the continuance of an Event of Default, its sole discretion), deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 13.04. The Agent Advances shall bear interest at the maximum rate set forth in this Agreement and shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 5.02. Any Agent making an Agent Advance shall notify each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 11.05, each Lender agrees that it shall make available to the Agent, making the Agent Advance upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent making an Agent Advance by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Letter of Credit Obligations, and all other Obligations which have matured; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents (including, without limitation, the Permitted Dispositions); or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 11.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the

Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 11.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 11.10 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement (including exercising any rights of setoff) without first obtaining the prior written consent of Agents and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement shall be taken in concert and at the direction or with the consent of Agents or Required Lenders.

Section 11.11 Agents and their Affiliates and their Designated Entities. With respect to the Revolving Credit Commitment and Loans of Foothill hereunder, Foothill, and with respect to the Loans of Sea Pines Funding LLC, SPCP Group LLC, SPCP Group III LLC, Spiret IV Loan Trust 2003-A, TRS THEBE LLC and Bear Sterns Investment Products, Inc. (each a “Designated Entity” and collectively, the “Designated Entities”) hereunder, Silver Point, shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though Foothill were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Foothill in its individual capacity, and each Designated Entity in its individual capacity. Foothill and its Affiliates, and Silver Point, the Designated Entities and their Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Foothill, and Silver Point were not Agents and without any duty to account therefor to Lenders. Foothill and its Affiliates, and Silver Point, the Designated Entities and their Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Silver Point (directly or through its Affiliates or designees) has also made loans to the Loan Parties under the Existing DIP Credit Facility. Each Lender acknowledges the potential conflict of interest between (i) Foothill as a Lender holding interests in the Loans, and Foothill as Administrative Agent and (ii) a Designated Entity as a Lender holding interests in the Loans, and Silver Point as Collateral Agent.

ARTICLE XII

GUARANTY

Section 12.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, of all Obligations of each Borrower now or hereafter existing under any Loan Document, whether for principal, interest, fees, expense reimbursements (including, without limitation, all interest, fees and expense reimbursements that accrue after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest, fees or expense reimbursements are allowed in such Insolvency Proceeding), Letter of Credit Obligations, Banking Services Obligations, commissions, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the ”Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this ARTICLE XII. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

Section 12.02 Guaranty Absolute. Each Guarantor, jointly and severally, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. Each Guarantor agrees that this ARTICLE XII constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XII are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XII shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that the Guarantors may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer.

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person, all as though such payment had not been made.

Section 12.03 Waiver. Each Guarantor hereby waives (i) promptness, diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XII and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this ARTICLE XII from any one particular fund or source or to exhaust any right or take any action against any other Loan Party or any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral, and (v) any other defense available to the Guarantors. The Guarantors agree that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshall any assets in favor of the Guarantors or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 12.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XII, and acknowledges that this ARTICLE XII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 12.04 Continuing Guaranty; Assignments. This ARTICLE XII is a continuing guaranty and shall (a) remain in full force and effect until the later of the date on which all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitments, Term Loan A Commitments, Term Loan B Commitments, its Loans and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.07.

Section 12.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the date on which all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XII shall have been Paid in Full and the Maturity Date, such amount shall be held in trust for the benefit of the Agents, the Lenders and the L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XII thereafter arising. If (i) any Guarantor shall make payment to the Agents, the Lenders and the L/C Issuer of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations

and all other amounts payable under this ARTICLE XII shall be Paid in Full and (iii) the Maturity Date shall have occurred, the Agents, the Lenders and the L/C Issuer will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 12.06 Intercompany Indebtedness. (a) Each Loan Party covenants and agrees that the payment of any indebtedness and all obligations and liabilities owing by any Loan Party in favor of any other Loan Party, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 12.06, to the prior payment in full of all Obligations owed or hereafter owing to Agents and Lenders by the Loan Parties and that such subordination is for the benefit of each Agent for itself and Lenders.

(b) Each Loan Party hereby (i) authorizes Agents on behalf of Lenders to demand specific performance of the terms of this Section 12.06 at any time when any Loan Party shall have failed to comply with any provisions of this Section 12.06 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) Agents and Lenders shall first be entitled to receive payment in full in cash of the Obligations before any Loan Party is entitled to receive any payment on account of the Intercompany Obligations.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which any other Loan Party would be entitled except for the provisions of this Section 12.06(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Administrative Agent for the benefit of the Lenders in the manner set forth herein, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Administrative Agent for itself and Lenders

(iii) In the event that notwithstanding the foregoing provisions of this Section 12.06(c), any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, shall be received by any other Loan Party on account of any Intercompany Obligations before all Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Administrative Agent for itself and Lenders for application to the payment of the Obligations until all of the Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Administrative Agent for itself and Lenders.

(d) No right of Agents, any Lender or any other present or future holders of the Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any Loan Party, or by any noncompliance by any Loan Party with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Loan Party may have or be otherwise charged with.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Oglebay Norton Company

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114

Attention: Chief Financial Officer/General Counsel

Telephone: 216-861-8941/216-861-8734

Telecopier: 216-861-2307/216-861-2313

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention: Rachel Rawson, Esq.

Telephone: 216-586-3939

Telecopier: 216-579-0212

if to the Administrative Agent, to it at the following address:

Wells Fargo Foothill, Inc.

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Business Finance Division Manager

Telephone: 617-624-4400

Telecopier: 617-523-1697

with a copy to:

Otterbourg, Steindler, Houston & Rosen, P.C.

230 Park Avenue

New York, New York 10169

Attention: Richard L. Stehl, Esq.

Telephone: 212-661-9100

Telecopier: 212-682-6104

if the Collateral Agent, to it at the following address:

Silver Point Finance, LLC

Two Greenwich Plaza, 1st Floor

Greenwich, Connecticut 06830

Attention: David Sawyer

Telephone: 203-618-2699

Telecopier: 203-618-2669

in each case, with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Frederic L. Ragucci, Esq.

Telephone: 212-756-2000

Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be effective, (i) if mailed (by certified or registered mail, postage prepaid and return receipt requested), when received or three Business Days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, provided same is on a Business Day and, if not, on the next Business Day, or (iii) if delivered, upon delivery, provided same is on a Business Day and, if not, on the next Business Day, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Section 13.02 Amendments, Etc. (a) Except as set forth in the succeeding sentence, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agents with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) for any Lender, increase the Revolving Credit Commitment, the Term Loan A Commitment or the Term Loan B Commitment of such Lender, reduce the principal of, or interest on, the Loans or the Letter of Credit Obligations payable to such Lender, reduce the amount of any fee payable for the account of such Lender, or postpone or extend any date fixed for any scheduled payment (but not prepayment) of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to such Lender, in each case without the written consent of the applicable Lender, (ii) change the percentage of the Revolving Credit Commitments, the Term Loan A Commitments, the Term Loan B Commitments, or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iii) amend the definition of “Required Revolving Loan Lenders”, “Required Term A Lenders”, “Required Term B Lenders”, “Required Lenders” or “Pro Rata Share” without the written consent of each Lender, (iv) release Collateral with an aggregate fair market value in excess of $2,500,000 in the aggregate since the Effective Date without the prior written consent of each Lender (except as otherwise provided in this Agreement and the other Loan Documents), (v) subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except as otherwise provided in this Agreement), in each case, without the written consent of each Lender or (vi) amend, modify or waive Sections 5.04(b) or 2.05(d) or this Section 13.02 of this Agreement without the written consent of each Lender. Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase the Total Revolving Credit Commitment or shall amend the definition of “Total Revolving Credit Commitment”, in each case without the written consent of each Revolving Loan Lender, the Required Term A Lenders and the Required Term B Lenders, (B) no amendment, waiver or consent shall increase the Total Term Loan A Commitment or the Term Loan A or shall amend the definition of “Total Term Loan A Commitment”, in each case without the written consent of each Lender, (C) no amendment, waiver or consent shall increase the Total Term Loan B Commitment or the Term Loan B by more than $25,000,000, or shall amend the definition of “Total Term Loan B Commitment” to increase the Total Term Loan B Commitment by more than $25,000,000, in each case, without the written consent of each Lender, (D) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (E) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Loan Lenders, increase the maximum amount of Accounts subject to the Pool Agreement that may be Eligible Accounts under clause (xvii) of the definition of “Eligible Accounts”, and (F) no amendment, waiver or consent, unless in writing and signed by the Required Term A Lenders, the Required Term B Lenders and Revolving Loan Lenders whose aggregate Pro Rata Shares (calculated under clause (a) of such definition) equal or exceed 75%, shall be made to (x) Section 8.03(b) or (y) the definition of “Availability” or “Borrowing Base”.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, (i) with respect to the Term Loans, so long as the Collateral Agent is not a Non-Consenting Lender, the Collateral Agent shall have the right (but not the obligation) to, or, at the Administrative Borrower’s request and upon the consent of the Collateral Agent, the Collateral Agent or an Eligible Assignee shall, purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Term Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance(s), without premium or discount and (ii) with respect to the Revolving Loans, so long as neither Agent is a Non-Consenting Lender, the Agents shall have the right (but not the obligation) to, or, at the Administrative Borrower’s request and upon the consent of the Agents, the Agents or an Eligible Assignee shall, purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Revolving Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance(s), without premium or discount.

Section 13.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 13.04 Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals (subject, in the case of costs and expenses in connection with visits, audits, inspections, valuations and field examinations, to the limitations set forth in Section 5.01), arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 8.01(b) or the review of any of the agreements, instruments and documents referred to in Section 8.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agents’ or the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention or participation in, any court or judicial proceeding arising from or related to this Agreement or any other Loan Document, including, without limitation, in connection with any Insolvency Proceeding related to any Loan Party or the Collateral, including in any adversary proceeding or contested matter commenced or continued by, on behalf of, or against any Loan Party or its estate, and any appeal or review thereof, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) each Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and each Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) each Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if any Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

Section 13.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 13.05 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents, in law or otherwise.

Section 13.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may, (x) with the written consent of the Collateral Agent and, in the absence of a continuing Event of Default, the Administrative Borrower, which consent, in each such case, shall not be unreasonably withheld or delayed, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan A Commitment and the Term Loan A made by it or its Term Loan B Commitment and the Term Loan B made by it and (y) with the written consent of the Collateral Agent, Administrative Agent and, in the absence of a continuing Event of Default, the Administrative Borrower, which consent, in each such case, shall not be unreasonably withheld or delayed, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment, the Revolving Loans made by it and its Pro Rata Share of Letter of Credit Obligations; provided, however, that (i) such assignment is in an amount which is at least $1,000,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender’s Revolving Credit Commitment (or if such Lender’s Revolving Credit Commitment has been reduced to zero, Revolving Loans), Term Loan A or Term Loan B, as the case may be) (except such minimum amount shall not apply to an assignment by (A) a Lender to an Affiliate of such Lender or a Related Fund of such Lender, (B) with any consent otherwise required by this paragraph, a Lender to a Person and its Affiliates or a Related Fund of such Person to the extent the aggregate amount assigned to all such Persons is at least $1,000,000 or a multiple of $500,000 in excess thereof (such assignment, a “Related Assignee Assignment”) or (C) with any consent otherwise required by this paragraph, a Lender and such Lender’s Affiliates or Related Funds to a Person to the extent the aggregate amount assigned by such Lender and its Affiliates and Related Funds to such Person is at least $1,000,000 or a multiple of $500,000 in excess thereof (such assignment, a “Related Assignor Assignment”, and together with a “Related Assignee Assignment”, a “Related Assignment”), (ii) the parties to each such assignment shall execute and deliver to the Agents, for their acceptance (to the extent required), an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent a processing and recordation fee of $4,000 (except (A) the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, and (B) such fee shall only be payable once in connection with any Related Assignment), (iii) no written consent of the Collateral Agent, the Administrative Agent or the Administrative Borrower shall be required in connection with any assignment by a Lender to another Lender or an Affiliate of such assigning Lender or a Related Fund of such assigning Lender. The Borrowers and the Agents may continue to deal solely and directly with an assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have executed and delivered to the Administrative Borrower and the Agents, and the Agents shall have accepted, an Assignment and Acceptance. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(ii) The Collateral Agent shall send a copy of each Assignment and Acceptance to the Administrative Agent and the Administrative Agent shall, on behalf of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the ”Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, Term Loan A Commitments of, and Term Loan B Commitments of, and principal amount of the Loans (the ”Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. Other than in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment by a Lender to an Affiliate of such Lender or a Related

Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender shall maintain a comparable register to the Register.

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Administrative Agent shall, if the applicable Agents consent to such assignment (to the extent any such Agent’s consent is required) and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the ”Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agents and the Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

(c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the outstanding principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the scheduled due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 11.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.07 and Section 5.05 of this Agreement with respect to its participation in any portion of the Revolving Credit Commitments and the Loans as if it were a Lender; provided, however, that the amount of any such benefit shall be limited to the amount that would otherwise be payable to the Lender selling the participation with respect to the portion of the Loan in which the participation was so sold.

Section 13.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 13.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

Section 13.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS CT CORPORATION AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 13.01 AND TO CT CORPORATION

AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 13.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 13.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 13.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 13.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 13.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective officers, directors, members, partners, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers or the L/C Issuer’s issuing of Letter of Credit Accommodations for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the ”Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation under this subsection (a) for any Indemnified Matter (x) to any Indemnitee caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction or (y) to any Lender or its Indemnitees arising directly from any action solely between or among the Lenders.

(b) Environmental Indemnity. Without limiting Section 13.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor, or (y) of any Hazardous Materials Handled by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials Handled by any Loan Party or any Subsidiary of any Loan Party, or any corporate predecessor; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 7.01(r) or the breach of any covenant made by the Loan Parties in Section 8.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees) covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 13.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 13.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Revolving Credit Commitments, the Term Loan A Commitments, the Term Loan B Commitments, the Applicable Prepayment Premium, and the accrued and unpaid fees payable pursuant to the terms hereof and the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 13.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 6.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 13.07 hereof.

Section 13.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid in Full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid in Full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 13.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 13.18.

For purposes of this Section 13.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 13.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties on and after the Effective Date pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to Affiliates of any Agent or Lender or to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 13.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that (x) each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information, and (y) the provisions of this Section 13.19 shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment), the intent of which is to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, and shall be construed in a manner consistent with such purpose.

Section 13.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 13.21 The Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

Section 13.22 Press Releases and Related Matters. Each Loan Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than disclosures filed with the Bankruptcy Court) using the name of Silver Point or its affiliates or referring to this Agreement or the other Loan Documents without at least 2 Business Days’ prior notice to Silver Point and without the prior written consent of Silver Point, unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with Silver Point before issuing such press release or other public disclosure. Each Loan Party consents to the publication by any Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

OGLEBAY NORTON COMPANY

ERIE NAVIGATION COMPANY

ERIE SAND AND GRAVEL COMPANY

ERIE SAND STEAMSHIP CO.

GLOBAL STONE CHEMSTONE CORPORATION

GLOBAL STONE FILLER PRODUCTS, INC.

GLOBAL STONE JAMES RIVER, INC.

GLOBAL STONE PORTAGE, LLC

GLOBAL STONE ST. CLAIR INC.

GLOBAL STONE TENN LUTTRELL COMPANY

MICHIGAN LIMESTONE OPERATIONS, INC.

MOUNTFORT TERMINAL, LTD.

OGLEBAY NORTON INDUSTRIAL SANDS, INC.

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C.

OGLEBAY NORTON SPECIALTY MINERALS, INC.

OGLEBAY NORTON TERMINALS, INC.

By:	/s/ Julie A. Boland
Name: Julie A. Boland
Title: In her capacity as Vice President, Chief Financial Officer and Treasurer for Oglebay Norton Company and as Vice President and Treasurer for each other entity above

GLOBAL STONE PENROC, LP

By:	GS PC Inc.,
its general partner

By:	/s/ Julie A. Boland
Name: Julie A. Boland
Title: Vice President and Treasurer

TEXAS MINING, LP

By:	ONTEX, Inc.
its general partner

By:	/s/ Julie A. Boland
Name: Julie A. Boland
Title: Vice President and Treasurer

GUARANTORS:

GLOBAL STONE CORPORATION

GLOBAL STONE MANAGEMENT COMPANY

GS LIME COMPANY

GS PC INC.

OGLEBAY NORTON ENGINEERED MATERIALS, INC.

OGLEBAY NORTON MANAGEMENT COMPANY

OGLEBAY NORTON MARINE MANAGEMENT COMPANY, L.L.C.

OGLEBAY NORTON MINERALS, INC.

ON COAST PETROLEUM COMPANY

ON MARINE SERVICES COMPANY

ONCO INVESTMENT COMPANY

ONCO WVA, INC.

ONMS MANAGEMENT COMPANY, LLC

ONTEX, INC.

SAGINAW MINING COMPANY

By:	/s/ Julie A. Boland
Name: Julie A. Boland
Title: Vice President and Treasurer

COLLATERAL AGENT:

SILVER POINT FINANCE, LLC

By:	/s/ Thomas J. Steiglehner
Name: Thomas J. Steiglehner
Title: Authorized Signatory

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC.

By:	/s/ David J. Sanchez
Name: David J. Sanchez
Title: Vice President

DOCUMENTATION AGENTS AND LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Jang S. Kim
Name: Jang S. Kim
Title: Vice President

JPMORGAN CHASE BANK

By:	/s/ John P. Freeman
Name: John P. Freeman
Title: Vice President

LENDER:

BEAR STEARNS INVESTMENT PRODUCTS INC.

By:	/s/ Jonathan Weiss
Name: Jonathan Weiss
Title: Authorized Signatory

LENDER:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Buckley Ratchford
Name: Buckley Ratchford
Title: Managing Director

LENDER:

LIMESTONE INVESTORS, L.L.C.

By:	Farallon Capital Management, L.L.C. its General Manager

By:	/s/ Raj Patel
Name: Raj Patel
Title: Managing Member

LENDER:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Dan M. Allen
Name: Dan M. Allen
Title: Vice President

LENDER:

SPIRET IV LOAN TRUST 2003-A

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Rachael L. Simpson
Name: Rachael L. Simpson
Title: Financial Services Officer

LENDER:

TRS THEBE LLC

By:	/s/ Alice L. Wagner
Name: Alice L. Wagner
Title: Vice President

LENDER:

OAK HILL CREDIT ALPHA FUND (OFFSHORE), LTD.

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

LENDER:

OAK HILL CREDIT ALPHA FUND, LP

By:	Oak Hill Credit Alpha GenPar, L.P., its General Partner

By:	Oak Hill Credit Alpha MGP, LLC, its General Partner

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

LENDER:

OAK HILL SECURITIES FUND, L.P.

By:	Oak Hill Securities GenPar, L.P. its General Partner

By:	Oak Hill Securities MGP, Inc., its General Partner

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

LENDER:

OAK HILL SECURITIES FUND II, L.P.

By:	Oak Hill Securities GenPar II, L.P., its General Partner

By:	Oak Hill Securities MGP II, Inc., its General Partner

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

LENDER:

CITIBANK, N.A.

By:	/s/ Jason Trala
Name: Jason Trala
Title: Attorney-in-Fact

LENDER:

SHEPHERD INVESTMENTS INTERNATIONAL, LTD

By:	/s/ Daniel J. McNaly
Name: Daniel J. McNaly
Title: Associate General Counsel

LENDER:

STARK TRADING

By:	/s/ Daniel J. McNaly
Name: Daniel J. McNaly
Title: Associate General Counsel

LENDER:

GOLDENTREE LOAN OPPORTUNITIES I, LIMITED

By:	GoldenTree Asset Management, L.P.

By:	/s/ Thomas H. Shandell
Name: Thomas H. Shandell
Title: Partner

LENDER:

GOLDENTREE LOAN OPPORTUNITIES II, LIMITED

By:	GoldenTree Asset Management, L.P.

By:	/s/ Thomas H. Shandell
Name: Thomas H. Shandell
Title: Partner

LENDER:

BLACK DIAMOND INTERNATIONAL FUNDING, LTD

By:	/s/ Alan Corkish
Name: Alan Corkish
Title: Director

LENDER:

BDC FINANCE L.L.C.

By:	/s/ James J. Zenni, Jr.
Name: James J. Zenni, Jr.
Title: Director

LENDER:

COOKSMILL

By:	/s/ John R.M. Campbell
Name: John R.M. Campbell
Title: Authorized Signatory

LENDER:

QP SFM CAPITAL HOLDINGS LIMITED

By:	/s/ Jodye M. Anzalotta
Name: Jodye M. Anzalotta
Title: Attorney-in-Fact

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Suzanne Kaicher
Name: Suzanne Kaicher
Title: Attorney-in-Fact

LENDER:

SUNRISE PARTNERS LIMITED PARTNERSHIP

By:	/s/ Michael J. Bemer
Name: Michael J. Bemer
Title: Vice President

LENDER:

SPF CDO I

By:	/s/ Edward A. Melo
Name: Edward A. Melo
Title: Authorized Signatory

LENDER:

FIELD POINT I, LTD.

By:	/s/ Jeffrey A. Gelfand
Name: Jeffrey A. Gelfand
Title: Authorized Signatory

LENDER:

FIELD POINT II, LTD.

By:	/s/ Jeffrey A. Gelfand
Name: Jeffrey A. Gelfand
Title: Authorized Signatory

FINANCING AGREEMENT

Dated as of January 31, 2005,

by and among

OGLEBAY NORTON COMPANY

and

CERTAIN SUBSIDIARIES OF OGLEBAY NORTON COMPANY,

as Borrowers,

CERTAIN SUBSIDIARIES OF OGLEBAY NORTON COMPANY LISTED AS

GUARANTORS ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

WELLS FARGO FOOTHILL, INC.,

as Administrative Agent,

JPMORGAN CHASE BANK and BANK OF AMERICA, N.A.,

as Documentation Agents,

and

SILVER POINT FINANCE, LLC,

as Collateral Agent, Syndication Agent and Lead Arranger

- i -

- ii -

- iii -

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule V-1	Vessels
Schedule 3.03(d)	Existing Letters of Credit
Schedule 6.01(e)(x)	Tax Status
Schedule 6.01(e)(xi)	Foreign Qualification Status
Schedule 7.01(e)	Subsidiaries
Schedule 7.01(f)	Litigation; Commercial Tort Claims
Schedule 7.01(i)	ERISA
Schedule 7.01(o)	Real Property
Schedule 7.01(r)	Environmental Matters
Schedule 7.01(s)	Insurance
Schedule 7.01(u)	Bank Accounts
Schedule 7.01(v)	Intellectual Property
Schedule 7.01(w)	Material Contracts
Schedule 7.01(y)	Employee and Labor Matters
Schedule 7.01(z)	Customers and Suppliers
Schedule 7.01(aa)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 7.01(bb)	Collateral Locations
Schedule 7.01(gg)	Guarantors
Schedule 8.02(a)	Existing Liens
Schedule 8.02(b)	Existing Indebtedness
Schedule 8.02(c)	Permitted Dispositions
Schedule 8.02(e)	Existing Investments
Schedule 8.02(g)	Projected Consolidated EBITDA

Exhibit A	Form of Guaranty
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Contribution Agreement
Exhibit E	Form of Assignment and Acceptance
Exhibit F-1	Form of Confirmation Order
Exhibit F-2	Plan of Reorganization
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Security Agreement

- iv -